UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The McClatchy Company
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THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

April 2, 2018

To our Shareholders:

I am pleased to invite you to attend the 2018 Annual Meeting of Shareholders of The McClatchy Company on Thursday, May 17, 2018 at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

At this year’s meeting, you are being asked to: (i) elect directors for the coming year and (ii) ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. The notice of meeting and Proxy Statement that follow this letter describe these items in detail. Please take the time to read these materials carefully.

Your Board of Directors unanimously recommends that you vote in favor of the Board’s recommendations on the two  (2) proposals included in the Proxy Statement.

In addition to the items of business noted above, I will report to you at the meeting on McClatchy’s financial position and results of operations and respond to comments and answer questions of general interest to shareholders.

Whether or not you plan to attend, it is important that your shares be represented. Even if you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or over the internet to ensure that your shares will be represented at the meeting. If you vote by proxy and then attend the meeting and vote in person, your vote in person at the meeting will revoke votes by proxy previously submitted, and only your meeting ballot will be counted for purposes of determining shareholder approval. If you are the beneficial owner of shares held through a broker or other nominee, you may vote in accordance with the instructions provided by your broker or nominee.

Thank you.

Sincerely,

Craig I. Forman
President and Chief Executive Officer

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
THE McCLATCHY COMPANY

TO BE HELD MAY 17, 2018

To our Shareholders:

The 2018 Annual Meeting of Shareholders of The McClatchy Company will be held on Thursday, May 17, 2018 at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, for the following purposes:

1.To elect twelve (12) directors to serve until the next annual meeting and until their successors are elected or appointed and qualified or until their earlier resignation or removal;

2.To ratify the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm for the 2018 fiscal year; and

3.To transact such other business as may properly come before the meeting.

The Board of Directors of McClatchy has chosen the close of business on March 23, 2018, as the record date to identify those shareholders entitled to notice of and to vote at the annual meeting. This notice, the attached Proxy Statement and the enclosed proxy card for the meeting are first being made available to shareholders on or about April 2, 2018.

By Order of the Board of Directors

Billie S. McConkey, Corporate Secretary
April 2, 2018

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET AS DIRECTED ON YOUR PROXY. THE SUBMISSION OF YOUR PROXY WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE ANNUAL MEETING.

THE McCLATCHY COMPANY

2100 Q Street

Sacramento, California 95816

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy card is solicited on behalf of the Board of Directors (the “Board”) of The McClatchy Company, a Delaware corporation, with its principal executive offices at 2100 Q Street, Sacramento, California 95816 (“McClatchy” or the “Company”). This proxy card is for use at McClatchy’s 2018 Annual Meeting of Shareholders to be held on Thursday, May 17, 2018 at 9:00 a.m., local time, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818.

This Proxy Statement contains important information regarding McClatchy’s 2018 Annual Meeting of Shareholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

As of the close of business on March 23, 2018, the record date, there were outstanding 5,285,050 shares of McClatchy’s Class A Common Stock and 2,443,191 shares of McClatchy’s Class B Common Stock. The Board is first making available this Proxy Statement and form of proxy card to shareholders on or about April 2, 2018.

Classes of Stock and Voting Rights

In accordance with McClatchy’s Restated Certificate of Incorporation, the Company is authorized to issue shares of two classes of Common Stock: Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors and to remove any director elected by the Class A shareholders. On all matters other than the election and removal of Class A directors, holders of Class A Common Stock vote together with holders of Class B Common Stock as a single class where each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote.

Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders and to remove any director elected by the Class B shareholders. On all matters each share of Class B Common Stock entitles the holder to one vote.

Form of Ownership

For each share that you own, regardless of the class from which it issues, your name or the name of someone appointed by you (for example, a broker or other nominee) appears in the Company’s records as the owner of that share. If your name appears in the Company’s records, you are considered the record owner of that share. If the name of someone appointed by you appears in the Company’s records, you are considered the beneficial owner of that share. Because ownership status is determined by reference to a particular share, a shareholder who owns more than one share may be both a shareholder of record and a beneficial owner.

Methods of Voting

You may vote in person at the meeting or by submitting a proxy through the mail, by telephone or over the internet.

Voting in Person at the Meeting

If you were the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on March 23, 2018, the record date, or if you hold a valid proxy from the record owner of at least one share of McClatchy’s Class A or B Common Stock as of the close of business on the record date, you are entitled to attend the meeting and vote in person. Shareholders who attend the meeting and wish to vote in person will be provided with a ballot at the meeting.

If you plan to attend the meeting and vote in person, please be prepared to present photo identification for admittance. If you are the record owner of your shares, prior to granting you admission to the meeting, the Company will verify your name against a list of record owners as of the close of business on the record date. If you are the beneficial owner of shares held through a broker or other nominee and wish to attend the meeting and vote in person, you will need to obtain a properly executed, valid proxy from your broker or nominee (the record owner) authorizing you to vote such shares. Please be prepared to present such a proxy for admittance. Similarly, if you are a proxy holder, please be prepared to present the properly executed, valid proxy that you hold. Prior to entering the meeting, all bags will be subject to search. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Even if you plan to attend the meeting, the Board of Directors encourages you to complete, sign, date and submit a proxy card. You may revoke your proxy at any time prior to the close of voting at the meeting (see the section entitled “Revoking Your Proxy” below). If you attend the meeting and vote in person, your completed ballot will revoke any proxies previously submitted. Simply attending the meeting will not revoke your proxy.

Voting by Proxy

If you do not plan or are unable to attend the meeting and vote in person, you may still have your shares voted by authorizing another to vote on your behalf in accordance with your directions. If you are a record owner, you may submit a proxy in any or all of the methods described below. The proxy last executed by you and submitted prior to the close of voting at the meeting will revoke all previously submitted proxies.

If you authorize the McClatchy proxy holders to vote on your behalf, your shares will be voted in accordance with your directions. If you do not provide voting directions, your shares will be voted FOR each of the Class A nominees for director proposed by the Board of Directors if you hold Class A shares; FOR each of the Class B nominees for director proposed by the Board of Directors if you hold Class B shares; and FOR the ratification of the appointment of Deloitte & Touche LLP as McClatchy’s independent registered public accounting firm. Whether or not you provide voting directions, your proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other matters as may properly come before the meeting and postponement or adjournment thereof.

If you are the beneficial owner of shares held through a broker or other nominee, your broker or nominee should provide you with information regarding the methods by which you can direct your broker or nominee to vote your shares. Your broker or nominee might send you, for example, a voting instruction card, similar to the Company’s proxy card, to be completed, signed, dated and returned to your broker or nominee by a date in advance of the meeting, and/or information on how to communicate your voting instructions to your broker or nominee by telephone or over the internet.

Submitting Proxy by Mail. By completing, signing, dating and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is a likely indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Submitting Proxy by Telephone. To submit a proxy by telephone, please follow the instructions included on your proxy card. If you submit a proxy by telephone, you do not need to complete and mail your proxy card.

Submitting Proxy on the Internet. To submit a proxy on the internet, please follow the instructions included on your proxy card. If you submit a proxy on the internet, you do not need to complete and mail your proxy card.

Revoking Your Proxy

You may revoke your proxy at any time prior to the close of voting at the meeting by doing any one of the following:

•	complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•	provide written notice of the revocation to McClatchy’s corporate secretary; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which under McClatchy’s By-Laws, as Amended and Restated (the “By-Laws”), is a majority of the voting power of the issued and outstanding capital stock of the Company, must be present in person or represented by proxy in order to hold the meeting and to conduct business; provided that, when any specified action is required to be voted upon by a class of stock voting as a class, the holders of a majority of the shares of such class shall be requisite and shall constitute a quorum for the transaction of such specified action. Shares are counted as being present at the meeting if you appear in person at the meeting or if you have your shares represented by proxy, either through the mail, by telephone or over the internet. If any broker non-votes (as described below) are present at the meeting, they will be counted as present for the purpose of determining a quorum.

Broker Non-Votes

If you are the beneficial owner of shares held through a broker, bank or other nominee, and your broker, bank or other nominee transmits proxy materials to you, but you do not return voting instructions, applicable regulations of the NYSE American LLC (“NYSE American”) permit your broker, bank or other nominee to vote your shares on certain routine matters without your instruction. Such regulations also list various non-routine matters as to which your broker, bank or other nominee may not vote your shares without your instruction. A vote that your broker, bank or other nominee does not have authority to cast pursuant to applicable regulations is known as a “broker non-vote.” To the extent that broker non-votes are applicable with respect to matters at the annual meeting, they will be treated as shares present for purposes of determining a quorum, but will not be treated as shares present and entitled to vote on that matter. If you hold your shares through a broker, bank or other nominee it is critical that you cast your vote if you want it to count in the election of directors (Item 1 of this Proxy Statement). Your broker, bank or other nominee will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this Proxy Statement).

Votes Required for the Proposals

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The nine nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

In accordance with McClatchy’s Restated Certificate of Incorporation, on all matters other than the election of directors presented at the meeting holders of Class A Common Stock vote together with holders of Class B Common Stock as a single class where each share of Class A Common Stock entitles the holder to one-tenth (1/10) of a vote, and each share of Class B Common Stock entitles the holder to one vote.  If you abstain from voting with respect to a particular proposal, your vote will be counted as present for purposes of determining a quorum and present at the meeting and entitled to vote on the subject matter. With respect to Item 2 in this proxy statement, under the Delaware General Corporation Law and applicable NYSE American rules, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote is required and an abstention has the same effect as a vote against the proposal.  With respect to election of directors, abstentions will have no effect on the outcome of the proposal since director nominees are elected by a plurality of the votes cast by the applicable class of McClatchy common shareholders.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the meeting and will be filed with the Securities and Exchange Commission (the “SEC”) in a Current Report on Form 8-K within four business days of the annual meeting. After the report is filed, you may obtain a copy by:

•	visiting our website at www.mcclatchy.com;

•	contacting our Investor Relations department at (916) 321-1931; or

•	viewing our Current Report on Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

McClatchy will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. McClatchy will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to McClatchy shareholders. Employees of McClatchy and its subsidiaries may also solicit proxies personally and by telephone. The expense for this would be nominal.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 17, 2018. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 are available at https://materials.proxyvote.com/579489.

PROPOSALS

Item 1. Election of Directors

Overview

In accordance with McClatchy’s Amended and Restated Certificate of Incorporation, Class A shareholders have the right, voting as a separate class, to elect that number of directors constituting 25% (or the nearest larger whole number) of the total number of members of the Board of Directors. Class B shareholders have the right, voting as a separate class, to elect that number of directors not elected by the Class A shareholders. Only Class A shareholders are entitled to vote on the nominees for Class A director, and only Class B shareholders are entitled to vote on the nominees for Class B director.

At the 2018 Annual Meeting of Shareholders, twelve (12) directors are to be elected to serve until the 2019 Annual Meeting of Shareholders and until their successors are elected or appointed and qualified or until their earlier resignation or removal. In 2017, the Company engaged Spencer Stuart, a third-party director search firm, to identify and evaluate potential director candidates. Ms. Anjali Joshi was referred to the Nominating Committee by Spencer Stuart and Spencer Stuart assisted with the placement of Mr. Vijay Ravindran. All of the nominees for election, with the exception of Ms. Joshi and Mr.  Ravindran, are directors of McClatchy who were elected by shareholders at the 2017 Annual Meeting of Shareholders. If any director nominee is unable or declines to serve as a director at the time of the annual meeting, the Board may, by resolution, provide for a lesser number of directors or designate a substitute director to fill the vacancy.

A brief biography for each nominee for director, grouped by class, appears below. In addition, certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below. Following the biographies of director nominees, the section entitled “Other Executive Officers” contains a brief biography for each of McClatchy’s non-director executive officers. Although the biographies of McClatchy’s non-director executive officers are presented under the section entitled “Proposals,” no action with respect to McClatchy’s non-director executive officers is sought from, or is to be taken by, the shareholders. The biographies of McClatchy’s non-director executive officers are presented under this section merely for convenient reference.

Voting Matters

Only Class A shareholders are entitled to vote on the nominees for Class A director. If you are a Class A shareholder, with respect to each nominee for Class A director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class A director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The three nominees for Class A director receiving the highest number of votes from Class A shareholders, in person or by proxy, will be elected as the Class A directors.

Only Class B shareholders are entitled to vote on the nominees for Class B director. If you are a Class B shareholder, with respect to each nominee for Class B director, you may vote for the nominee or you may withhold your vote. If you withhold your vote with respect to any or all nominees for Class B director, your vote will be counted as present for purposes of determining a quorum but will not be counted as a vote in favor of the proposal. The nine nominees for Class B director receiving the highest number of votes from Class B shareholders, in person or by proxy, will be elected as the Class B directors.

Abstentions and broker non-votes will have no effect on the outcome of Item 1 since the director nominees are elected by a plurality of the votes cast by the applicable classes of McClatchy common shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Nominees for Class A Director

Elizabeth Ballantine, 69, has been a director of McClatchy since March 1998. Prior to joining the Board of Directors, Ms. Ballantine was a director of Cowles Media Company, a position she had held since 1993. Since 1999, Ms. Ballantine has been president of EBA Associates, a consulting firm. From 1993 to 1999, she was an attorney in the Washington, D.C. law firm of Dickstein, Shapiro, Morin and Oshinsky LLP. From 1990 until 1993, she worked as a private consultant advising clients on international business investments. Ms. Ballantine is a life trustee of Grinnell College in Iowa and was chair of the Governing Board of the National Cathedral School in Washington, D.C. Since December 2004, Ms. Ballantine has been a director of the mutual funds of the Principal Financial Group of Des Moines, Iowa. She also serves on the board of directors of Durango Herald, Inc. of Durango, Colorado. Ms. Ballantine has significant experience and knowledge of media and publishing stemming from her service on the board of directors of Cowles Media Company as well as her involvement with her family-owned newspaper in Durango, Colorado.

Anjali Joshi, 57, has been a director of McClatchy since July 31, 2017.  Ms. Joshi is currently Vice President for Product Management at Google, Inc., and has held various positions there from 2006 including Search and News. Prior to joining Google, Ms. Joshi served as Executive Vice President of Engineering for Covad Communications, Inc. from 1998 to 2003. Ms. Joshi also held positions at AT&T Bell Labs working in the areas of voice and high speed data from 1990 to 1998. Ms. Joshi’s experience as an accomplished technology and digital executive brings additional platform experience and technical acumen to the Board as the Company transitions into the digital landscape.

Maria Thomas, 54, has been a director of McClatchy since August 2016.  In 2016, Ms. Thomas served as the interim CEO and strategic advisor to Glamsquad, a NYC-based startup offering beauty services on demand.  From February 2013 to August 2015, Ms. Thomas served as Chief Marketing and Consumer Officer for SmartThings, a pioneer in the consumer Internet of Things arena.  She helped SmartThings navigate its two year journey from launch on Kickstarter to a $200 million sale to Samsung.  From 2008 to 2010, Ms. Thomas was the first non-founder CEO at Etsy, where under her leadership, Etsy became a trusted global brand with seven million customers and a trusted e-commerce platform serving hundreds of thousands of sellers with gross merchandise sales of more than $300 million.  From 2001 to 2008, she was SVP and GM of NPR Digital.  She was a driving force behind NPR’s successful transformation from a radio-only company to a best-in-class, multimedia enterprise. Ms. Thomas currently serves on the board of the privately held digital textile printing and e-commerce company, Spoonflower.  Ms. Thomas started her career on Wall Street as a financial analyst and spent seven years with World Bank Group as an Investment Officer with the International Finance Corporation, the World Bank’s private sector arm.  Ms. Thomas’ deep digital management and product experience, her work with investors and venture capitalists, and background in media make her uniquely suited to helping McClatchy develop new business models for public service journalism.

Nominees for Class B Director

Leroy Barnes, Jr.,  66, has been a director of McClatchy since September 2000. Mr. Barnes is the retired vice president and treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was vice president and treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Touche Ross & Co., a predecessor of Deloitte & Touche LLP. Mr. Barnes is also a member of the boards of directors of Frontier Communications, Inc. since May 2005, and Principal Funds, Inc. and Principal Variable Contracts, Inc., each since March 2012. He has also been a trustee of Principal ETF, Inc. since December 2014. Mr. Barnes had also served as a member of the board of directors of Herbalife, Ltd. from December 2004 to February 2015. Mr. Barnes’ experience as a finance executive at other publicly-traded companies as well as his service on other boards position him to critically review and oversee various managerial, strategic, financial and compliance-based considerations applicable to McClatchy. Mr. Barnes’ expertise also qualifies him to serve as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Molly Maloney Evangelisti,1  65, has been a director of McClatchy since July 1995. She worked in various capacities for The Sacramento Bee from October 1978 to December 1996, including the oversight of special projects. As a longtime McClatchy employee, with nearly 20 years of hands-on experience at The Sacramento Bee, Ms. Evangelisti has an extensive knowledge of the Company’s people and business.

Craig I. Forman, 56, has been President and Chief Executive Officer of McClatchy since January 2017 and a director of McClatchy since July 2013. Prior to his appointment as President and Chief Executive Officer, Mr. Forman was a private investor and entrepreneur. From 2006 until 2009, Mr. Forman served as president of consumer access and audience business of the Atlanta-based internet services provider Earthlink. Earlier, Mr. Forman served as the Vice President and general manager for Yahoo’s media and information divisions, overseeing Yahoo! News, Yahoo! Sports and Yahoo! Finance.  Mr. Forman led internet and new media divisions at Time Warner, a cable television company, was the vice president for product development and editor at the search engine Infoseek, and was the director and editor of international business information services for Dow Jones, a publishing and financial information firm. Since 2009, Mr. Forman has served as a director on a variety of public and private company boards. Until March 2015, Mr. Forman was the executive chairman of the board of Appia, Inc., a Durham, N.C., based mobile-applications marketer and distributor. In connection with the completion of Digital Turbine, Inc.’s merger with Appia, Inc. in March 2015, Mr. Forman was appointed to Digital Turbine, Inc.’s board of directors; he resigned from the Digital Turbine board upon his appointment as McClatchy’s President and Chief Executive Officer. Mr. Forman has served on the board of Yellow Media, Inc., a Canadian publisher of print and digital business directories, since 2012. Previously, Mr. Forman served as executive chairman of WHERE, Inc., a leading mobile-advertising technology network, until it was acquired by eBay Inc. in 2011. Mr. Forman began his career as a foreign correspondent and editor for The Wall Street Journal. He worked as a deputy bureau chief in The Wall Street Journal’s London bureau and later served as bureau chief in the newspaper’s Tokyo bureau. Mr. Forman’s digital, business and media experience, which focused on helping companies successfully navigate and thrive in the digital landscape, and extensive knowledge of the Company, make him a valuable asset to the Company. This experience and his knowledge of the Company’s day-to-day operations as President and Chief Executive Officer put him in a position to work proactively with the Board to develop and implement the Company’s business strategy in the coming years.

Brown McClatchy Maloney,1  62, has been a director of McClatchy since September 2004. Mr. Maloney is the owner of Radio Pacific and the operator of KONP radio, an ABC affiliate, and two additional radio stations in western Washington State. Mr. Maloney is also the owner of Olympic View Properties and Cedar Ridge Properties, both Washington state real estate companies. In addition, Mr. Maloney serves as a member of the board of directors of The Seattle Times Company. From 1988 through November 2011, he was the owner of Olympic View Publishing, a weekly newspaper company in Washington State. From 1974 to 1987, prior to his ownership of Olympic View Publishing and Radio Pacific, Mr. Maloney held various circulation and advertising positions at the Anchorage Daily News,  The Sacramento Bee and The Fresno Bee. He served as the president of the Washington Newspaper Publishers Association from 1996 to 1997 and is the former president of the Washington Newspaper Publishers Association Foundation. Mr. Maloney’s ownership of various newspapers and radio stations provides him with valuable insight into McClatchy’s business strategy and industry challenges. He also has valuable executive leadership, management and entrepreneurial experience.

Kevin S. McClatchy,1  55, has been a director of McClatchy since September 1998, and non-executive Chairman of the Board since May 2012. From 1996 to 2007, he was the managing general partner and chief executive officer of the Pittsburgh Pirates Major League Baseball team. From 1994 to 1995, he was president of the Northern California Sports Development Group and The Modesto A’s, a minor league baseball team. Mr. McClatchy held various positions with McClatchy from 1990 to 1994, including serving as sales director for The Newspaper Network, Inc., advertising director at the Amador Ledger Dispatch and sales representative for The Sacramento Bee. As a former senior executive officer of a professional and minor league sports franchise, Mr. McClatchy has demonstrated leadership capability and extensive knowledge of the complex financial, operational and personnel issues facing large organizations. In addition, his years of experience working at McClatchy have given him extensive knowledge of its business.

William McClatchy,1  56, has been a director of McClatchy since September 2004. Mr. McClatchy is an entrepreneur, journalist and currently a real estate investor.  He formerly managed Index Investing’s ETFzone.com, a website supplying content concerning exchange-traded index funds. In 1999, Mr. McClatchy co-founded indexfunds.com, a website for index investing content. From 1987 through 1991, Mr. McClatchy served in a variety of editorial positions for computer magazines, including staff writer at PC Week and MAC Week, and microcomputing editor at Information Week. From 1993 to 1996, Mr. McClatchy worked as a reporter for The Fresno Bee. Mr. McClatchy’s founding of a financial and investing website, in conjunction with his continued involvement in the digital world as editor of ETFzone.com, positions him to offer unique knowledge and perspective of McClatchy’s digital business and assets.

Theodore R. Mitchell, 62,  assumed the Presidency of the American Council on Education on September 1, 2017.  Prior to that he was the Under Secretary of the United States Department of Education from May 2014 until January 2017, responsible for all post-secondary and adult education policy programs as well as the $1.3 trillion Federal Student Aid Portfolio. Prior to his federal service, Dr. Mitchell served for ten years as CEO of the NewSchools Venture Fund, a national investor in education technology from September 2005 to May 2014. He served, as well, as President of the California State Board of Education, President of Occidental College, and in a variety of leadership roles at UCLA, including Vice Chancellor. Dr. Mitchell was deputy to the President and to the Provost at Stanford University and began his career as a professor at Dartmouth College where he also served as Chair of the Department of Education. Dr. Mitchell served as a McClatchy Director from September 2001 until May 2014. Dr. Mitchell was re-elected to the Board of McClatchy in May 2017.  Dr. Mitchell’s experience as a leader in education, business and public policy provides the Board with valuable insights into the needs of McClatchy’s communities and its business development strategy.

Clyde W. Ostler, 71, has been a director of McClatchy since May 2013. In March 2011, Mr. Ostler retired from Wells Fargo and Company as a Group Executive Vice President, Vice Chairman of Wells Fargo Bank California and President of Wells Fargo Family Wealth. During his 40-year tenure with Wells Fargo, Mr. Ostler served in a number of capacities including Vice Chairman in the Office of the President, Chief Financial Officer, Chief Auditor, Head of Retail Branch Banking, Head of Information Technology, Head of Institutional and Personal Investments and Head of Internet Service. Mr. Ostler was a member of Wells Fargo’s management committee for over 25 years. He has served on a number of for-profit and not-for-profit boards. He is currently a member of the board of directors and chair of the Audit Committee of EXLService Holdings, Inc., a position he has held since December 2007. From May 2002 to November 2006, Mr. Ostler served on the board of directors of Mercury Interactive Corporation and from November 1999 to November 2004, was a member of the board of directors of BARRA, Inc. Mr. Ostler is currently on the Scripps Institution of Oceanography Directors’ Advisory Council. Mr. Ostler has extensive experience serving on boards of directors of public companies and his years of senior executive experience at a large financial institution give him significant executive leadership, management and financial oversight experience. His experience and background qualify him to serve as one of the Board’s “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Vijay Ravindran, 43, has been a director of McClatchy since January 1, 2018.  In February 2016, Mr. Ravindran co-founded a virtual reality startup developing first of its kind supervised children’s therapy in VR focused on autism.  From February 2009 to December 2015, Mr. Ravindran served as Senior Vice President and Chief Digital Officer for Graham Holdings (formerly The Washington Post Co.), where he oversaw all aspects of product development of over two dozen products and services in the digital news space and also led the team that launched Washington Post Social Reader, which grew to 10 million users in 4 months and 30 million users within the first year.  He currently serves on the board of Lenfest Institute for Journalism (non-profit), DataMi, and Alliance for Excellent Education (non-profit).  Mr. Ravindran’s experience overseeing product development and working in close proximity to newspaper industry leaders, qualifies him to serve on the board at McClatchy.

1Molly Maloney Evangelisti and Brown McClatchy Maloney are siblings. Kevin S. McClatchy and William McClatchy are cousins to each other and to Ms. Evangelisti and Mr. Maloney.

Other Executive Officers

Terrance (Terry) Geiger, 55, has been Vice President, Technology of McClatchy since July 27, 2015. He joined McClatchy in 1983 as an IT computer operator for The Fresno Bee. From 2013 to 2015, Mr. Geiger oversaw the creation of an organization that combined the separate corporate and individual newspaper IT teams as well as the creation of the McClatchy technology team, which now encompasses all aspects of technology throughout McClatchy. In 2006, Mr. Geiger was named corporate IT director of McClatchy and oversaw the development of enterprise application teams. In 2002, he oversaw the creation of an IT team that serviced McClatchy’s newspaper operations in California. In all, Mr. Geiger has led four reorganizations of Information Technology groups within McClatchy over his career.

Tim Grieve,  53, has been Vice President, News of McClatchy since October 4, 2016.  Mr. Grieve began his professional journalism career as a reporter at The Sacramento Bee from 1986 to 1992. He graduated from law school at Georgetown University in 1995, then clerked on the U.S. Court of Appeals for the D.C. Circuit and practiced law in California.  Mr. Grieve returned to journalism in 2003 as a senior writer for Salon.  In 2008, he moved to POLITICO, where he served in a number of senior editorial positions, including managing editor of POLITICO and founding editor-in-chief of POLITICO Pro, a premium, subscription-based news service.  Mr. Grieve left POLITICO in 2013 to lead the reinvention of Atlantic Media’s National Journal.  He returned to McClatchy in 2015 as the head of news strategies.  Mr. Grieve’s early initiatives at McClatchy have led to substantial year-over-year gains in digital readership. He is currently leading an effort to position McClatchy’s newsrooms for continued journalistic excellence and sustained digital growth.

Elaine Lintecum, 62, has been Vice President, Finance and Chief Financial Officer and Treasurer of McClatchy since May 2012, prior to which she was Treasurer of McClatchy since December 2002. Ms. Lintecum joined McClatchy in 1988 as the corporate analyst responsible for external financial reporting and for SEC compliance. She was promoted to investor relations manager in 1993, was named assistant treasurer and director of treasury services in 2000 and became Treasurer in 2002. Prior to joining McClatchy, Ms. Lintecum worked for Deloitte, Haskins & Sells, a predecessor of

Deloitte & Touche LLP, as a certified public accountant. Ms. Lintecum serves on the Board of Directors of the Seattle Times Company, The Ponderay Newsprint Company and the River City Bank.

Scott Manuel, 42, has been Vice President, Digital Product and Technology since October 9, 2017.  Prior to joining McClatchy, Mr. Manuel held various positions beginning in 2010 at Thomson Reuters, which included Vice President, Technology Strategy & Architecture – Healthcare, Intellectual Property & Science, Vice President, Global Data Center Operations and his last position was Vice President, Head of Strategic Product Management & Delivery - Applied Innovation.

Billie S. McConkey, 47,  is McClatchy’s Vice President of Human Resources, General Counsel and Corporate Secretary, roles she has held since 2015. Ms. McConkey worked with McClatchy as special employment counsel from 2006 until March 2015. Previously, from 2000 to 2006, Ms. McConkey was special labor counsel for Knight Ridder, Inc. and from 1998 to 2000, Ms. McConkey was vice president, labor and employment counsel for Central Newspapers, Inc. Ms. McConkey was also an associate at the law firms, Brown & Bain P.A. (a predecessor of Perkins Coie LLP) and Bryan Cave LLP from 1995 to 1998.

Andrew Pergam, 39, has been Vice President, Video and New Ventures at McClatchy since November 1, 2016. He began his professional career as an on-air television reporter in Connecticut in 2001. He transitioned into management in 2008, leading digital efforts at an NBC-owned property. In 2010, he returned to Washington, D.C. as editorial director of a journalism institute based at American University. The following year he joined The Washington Post, where as a senior editor and head of video, he helped reshape the operation and launch a number of new initiatives. Mr. Pergam joined McClatchy in 2014 to develop a comprehensive video strategy across all markets with responsibilities in editorial, product and revenue areas. In his current role, Mr. Pergam continues to build the video operation and has taken on business development and corporate development functions, including management and growth of the company’s portfolio of strategic investments. He sits on the board of Matter, a venture fund and media accelerator, and advises a number of other startups.

Mark Zieman, 57, has been Vice President, Operations of McClatchy since June 2011, and has assumed additional responsibilities in his role as Vice President, Operations since June 30, 2015, overseeing McClatchy’s 30 local media properties, and the corporate revenue, audience and production teams. Prior to his corporate appointment, Mr. Zieman served as president and publisher of The Kansas City Star from March 2008 to June 2011, and as editor, managing editor and an investigative reporter at The Kansas City Star from 1986 to 2008.

Item 2. Ratification of Deloitte &Touche LLP as McClatchy’s Independent Registered Public Accounting Firm

Overview

The Audit Committee of the Board of Directors has appointed, subject to ratification by the shareholders, Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 30, 2018. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire. They will also be available at the annual meeting of shareholders to respond to appropriate questions.

Fees Billed to McClatchy by Deloitte & Touche LLP

The following table shows the fees paid or accrued by McClatchy for the audit and other services provided by Deloitte & Touche LLP for fiscal 2017 and 2016:

	2017	2016
Audit Fees(1)	$3,121,080	$2,907,000
Audit-Related Fees(2)	60,000	110,000
Tax Fees	—	—
All Other Fees	—	—
Total	$3,181,080	$3,017,000

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and our controls over financial reporting and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits and other attestation services.

In considering the services provided by Deloitte & Touche LLP, the Audit Committee discussed the nature of the services with the independent auditors and management and determined that the services were compatible with the provision of independent audit services permitted under the rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002. All of the amounts reflected in the table above were approved according to the Audit Committee’s pre-approval policy described below.

Audit Committee Pre-approval Policy

To ensure the independence of our independent accountants and to comply with applicable securities laws, the NYSE American Listed Company Rules, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the independent accountants. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by our Company’s independent accountants (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that our Company’s independent accountants may not perform any audit, audit-related, or non-audit service for McClatchy, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee; or (2) subject to the procedure established by the Audit Committee or by the chairman of the Audit Committee if the fees for services involved are less than $50,000.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS MCCLATCHY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE AND BOARD MATTERS

General Board Matters

The Board of Directors is responsible for overseeing the Company’s affairs for the benefit of McClatchy’s shareholders. The principal functions of the Board and its Committees are described in our Corporate Governance Guidelines, which are available on our website at www.mcclatchy.com.

In addition, we have also adopted a written code of business conduct and ethics that applies to all of our officers, directors and employees, as well as a code of ethics for senior officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics prohibits our officers, directors and employees from engaging in any hedging transactions involving the Company’s stock or any options to purchase Company stock or stock appreciation rights (“SARs”) related to the Company’s stock. Our codes of business conduct and ethics can be found on our website at www.mcclatchy.com. Any waivers of the code of ethics for senior officers or directors will be posted on our website.

Board Independence

The Board has determined that each of the current director nominees, other than Mr. Forman, President and Chief Executive Officer, has no material relationship with the Company and is “independent” within the meaning of the NYSE American listing standards, as currently in effect. Accordingly, the Board has affirmatively determined that Messrs. Barnes, Maloney, K. McClatchy, W. McClatchy, Mitchell,  Ostler and Ravindran, and Mmes. Ballantine, Evangelisti, Joshi and Thomas are independent within the meaning of the NYSE American listing standards. In making its independence determination with respect to the directors who are members of the McClatchy family, the Board considered the overall nature of these familial relationships and concluded that these relationships were not material with respect to the independence of the directors who are members of the McClatchy family. Furthermore, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Committee on the Board and the Nominating Committee is “independent” within the meaning of the NYSE American listing standards, as currently in effect.

Board Structure and Committee Composition

As of the date of this Proxy Statement, our Board has 12 directors. The Board has the following five committees: (1) Audit Committee, (2) Compensation Committee, (3) Committee on the Board, (4) Nominating Committee and (5) Pension and Savings Plans Committee. The membership and function of these committees are described below. Each committee operates under a written charter that has been approved by the Board. These charters are available on our website at www.mcclatchy.com and are also available in print to any shareholder requesting copies.

The Board of Directors met nine  (9) times during fiscal 2017. No director attended fewer than 75% of the aggregate number of meetings of the Board and any committee on which such director served (during the period he or she was a member). All directors attended the 2017 Annual Meeting of Shareholders,  with the exception of Ms. Anjali Joshi and Mr. Vijay Ravindran, who began their directorships after the 2017 Annual Meeting of Shareholders. The Board has no formal policy regarding attendance at the Company’s annual meetings of shareholders.

Leadership Structure

Our Board is committed to adopting governance policies and practices that promote the most effective and ethical management of the Company. In that regard, the Board believes that it is important to retain maximum flexibility to determine the Company’s optimal leadership structure and to choose the best qualified person(s) to serve in the roles of Chief Executive Officer and Chairman of the Board. Accordingly, the Company’s By-Laws and Corporate Governance Guidelines grant the Board discretion in combining or separating the positions of Chairman of the Board and Chief Executive Officer, as the Board deems appropriate in light of the Company’s prevailing circumstances. Currently, the Board believes that it is in the best interests of the Company to separate the roles of Chairman of the Board and Chief Executive Officer.

The Board has determined that the designation of Mr. Kevin McClatchy, as an independent, non-executive Chairman is the current optimal leadership structure for the Company because it provides the Board with independent leadership and allows the Company’s President and Chief Executive Officer, to concentrate on the Company’s business operations. Beginning on January 25, 2017, Mr. Forman replaced Patrick J.  Talamantes as the Company’s President and Chief Executive Officer. In January 2017, the Board considered the Company’s leadership structure in connection with Mr. Talamantes’ departure and determined that the current leadership structure for the Company continues to be appropriate. This leadership structure has no impact on the Board’s oversight of risk.

Compensation Committee

Dr. Theodore Mitchell serves as the chairman and Ms. Molly Maloney Evangelisti and Mr. Clyde Ostler serve as members of the Compensation Committee. Between January 1, 2017 and January 25, 2017, Mr. Craig Forman served on the Compensation Committee as chairman until he resigned his role with the Compensation Committee upon his appointment as President and Chief Executive Officer of the Company. Mr. Leroy Barnes, Jr. then became acting chair until Dr. Theodore Mitchell was named chairman of the Compensation Committee in May 2017. As set forth in its charter, the Compensation Committee reviews and approves goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also determines the compensation of the Chief Executive Officer and the other executive officers and recommends to the Board compensation of the non-employee directors, administers McClatchy’s incentive compensation and equity-based plans, oversees and assists in preparing the “Compensation Discussion and Analysis” for inclusion in the Proxy Statement, provides a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the Proxy Statement, prepares a Compensation Committee report for inclusion in the Company’s Proxy Statement, and annually reviews the Compensation Committee charter and performance. The report of the Compensation Committee is included in this Proxy Statement on page 21.

The Compensation Committee meets in September each year to consider compensation trends and best practices in compensation policies and their applicability to McClatchy. The Compensation Committee generally meets again in December each year to determine the salary and bonus targets for the executive officers for the following fiscal year. The Chief Executive Officer then determines the particular bonus goals for the other executive officers within the targets established by the Compensation Committee. In January, the Compensation Committee meets to determine the bonus award for the prior fiscal year for the Chief Executive Officer and to set the CEO bonus formula for the current fiscal year. In addition, in January the Chief Executive Officer reviews the estimated bonus awards for the other executive officers with the Compensation Committee and with input from the Compensation Committee determines the amount of the bonus paid to the other executive officers for the prior fiscal year based on whether the goals have been attained. The Compensation Committee makes all equity and other long-term incentive grants to executive officers, including the named executive officers (“NEOs”), at its February meeting each year. For additional information on the Chief Executive Officer’s role in the executive compensation setting process for our NEOs in 2017, see the “Compensation Discussion and Analysis” section below.

For assistance and objective data in determining the compensation of the executive officers, the Compensation Committee engaged Exequity, an independent outside executive compensation consultant, to analyze general market trends in executive compensation and the compensation of the Company’s executive officers, including the NEOs, compared to competitive information pulled from the Towers Watson Executive Compensation Data Bank Media Survey, a comprehensive survey of the compensation paid by other media companies, as well as compensation reported in the proxy statements of our peers. The Compensation Committee also engaged Exequity in 2017 to review the Company’s executive compensation disclosure and discuss best practices for such disclosure, advise the Company on its compensation programs for executives and whether any modifications to the Company’s peer group should be made.

Exequity does not determine or recommend the amount or form of executive officer or non-employee director compensation, but instead provides requested data and advice to the Compensation Committee, as more fully described in the “Compensation Discussion and Analysis” section below. The Compensation Committee believes that the work of Exequity did not raise a conflict of interest and did not impair Exequity’s ability to provide independent advice to the Compensation Committee concerning executive compensation matters. In making this determination, the Compensation Committee considered, among other things, the following factors: (1) other services provided to us by Exequity; (2) fees paid by the Company as a percentage of Exequity’s total revenue; (3) policies or procedures maintained by Exequity that are designed to prevent a conflict of interest; (4) any business or personal relationships between Exequity consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual Exequity consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and Exequity or the individual consultants involved in the engagement.

Pursuant to a delegation by the Compensation Committee during 2017, the Chief Executive Officer had the authority to grant a limited number of restricted stock units (“RSUs”) under the Amended and Restated 2012 Incentive Plan to non-executive employees. The Compensation Committee determines the total number of RSUs and other awards that the Chief Executive Officer is permitted to grant annually. The grants to such non-executive employees are made at the discretion of the Chief Executive Officer.

The Compensation Committee is comprised solely of non-employee directors of McClatchy, all of whom are independent pursuant to the NYSE American listing rules. The Compensation Committee held five  (5) meetings during fiscal 2017.

If re-elected at the 2018 Annual Meeting of Shareholders, the Board of Directors expects to appoint Ms. Anjali Joshi to the Compensation Committee in May 2018.

Audit Committee

Mr. Leroy Barnes, Jr. serves as the chairman and Ms. Elizabeth Ballantine, Mr. Clyde Ostler and Ms. Maria Thomas serve as members of the Audit Committee. During fiscal year 2017, Mr. Frederick R. Ruiz served on the Audit Committee until his retirement in May 2017.  Ms. Thomas joined the Audit Committee after the Company’s Board meeting in May 2017.    Mr. Barnes serves on the audit committees of the McClatchy Company and Frontier Communications, as well as three investment companies that are part of the Principal Funds, Inc. “fund complex.” The Committee on the Board reviews and makes a recommendation to the Board as to whether service on these audit committees impairs Mr. Barnes’ ability to fulfill his duties as a member of the Audit Committee. The Board has designated Mr. Barnes and Mr. Ostler, who qualify as “independent” within the meaning of the NYSE American listing standards, as currently in effect, as “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee has been established in accordance with Section 10A(m)(1) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Among other things, the Audit Committee appoints, evaluates and determines the compensation of McClatchy’s independent auditors; reviews and approves the scope of the annual audit, and the financial statements; reviews McClatchy’s disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and (if provided by the Company) earnings guidance, oversees investigations into complaints concerning financial matters; reviews other risks that may have a significant impact on McClatchy’s financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews the Audit Committee charter and the Committee’s performance. The Audit Committee works closely with management and oversees McClatchy’s independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from McClatchy for outside legal, accounting or other advisers as the Audit Committee deems necessary to carry out its duties. The Audit Committee regularly meets separately with members of management, the director of internal audit and McClatchy’s independent auditors. The Audit Committee held eleven (11) meetings during fiscal 2017. The report of the Audit Committee is included in this Proxy Statement on page 47.

Committee on the Board

Mr. Kevin S. McClatchy serves as the chairman and Ms. Elizabeth Ballantine, Mr. Leroy Barnes, Jr., and Ms. Molly Maloney Evangelisti serve as members of the Committee on the Board. The Committee on the Board advises the Board of Directors with respect to corporate governance issues and such other matters relating to directors as may be deemed appropriate, including development of corporate governance principles applicable to McClatchy, evaluation of the composition and organization of the Board and its committees, and recommendation of qualifications, expertise and characteristics for potential Board members. The Committee on the Board annually reviews its charter and performance. The Committee on the Board held two  (2) meetings during fiscal 2017.

Nominating Committee

Mr. Brown McClatchy Maloney serves as the chairman and Ms. Elizabeth Ballantine and Mr.  Kevin McClatchy serve as members of the Nominating Committee. From January 1, 2017 until January 25, 2017,  Mr. Craig Forman served on the Nominating Committee, but Mr. Forman resigned his role with the Nominating Committee prior to his appointment as President and Chief Executive Officer of the Company on January 25, 2017. The Nominating Committee conducts searches and evaluates and proposes nominees for election to the Board based on criteria approved by the Board. The

Nominating Committee evaluates and recommends the proposal for the Board slate for election by the shareholders and will consider recommendations from shareholders for director candidates, as described below. The Nominating Committee annually reviews its charter and the Committee’s performance. The Nominating Committee held three  (3) meetings during fiscal 2017.

Pension and Savings Plans Committee

Mr. Clyde Ostler serves as the chairman and Mr. Leroy Barnes, Jr. and Mr. William McClatchy serve as members of the Pension and Savings Plans Committee. From January 1, 2017 until his departure from the Company on January 25, 2017,  Mr. Patrick J. Talamantes also served on the Pension and Savings Plans Committee.

The Pension and Savings Plans Committee reviews McClatchy’s pension funding policy and objectives, monitors the investment of the assets in McClatchy’s 401(k) and pension plans, and recommends appropriate related action to the Board of Directors. The Pension and Savings Plans Committee annually reviews its charter and the Committee’s performance. The Pension and Savings Plans Committee held two (2) meetings during fiscal 2017.

Board of Directors’ Role in Risk Oversight; Risks Related to Compensation Policies and Practices

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. Various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal control compliance manager. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.

With respect to the Company’s compensation plans and arrangements, the Company believes that its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In evaluating whether the Company’s compensation policies and practices for employees generally are reasonably likely to have a material adverse effect on the Company, the Compensation Committee considered all of the components of our compensation program.

With respect to executives, as described in the “Compensation Discussion and Analysis” section beginning on page 21, certain objectives serve as the foundation of our compensation program, including (i) basing compensation on the performance of the executives in managing our Company; (ii) avoiding compensation based on short-term performance of our stock, whether favorable or unfavorable; (iii) focusing our senior management on long-term operating performance of the Company by awarding stock and other long-term incentive awards; and (iv) while focusing on the long-term success of the Company, recognizing that annual business and individual performance goals are essential components within our executive compensation program. The Company compensates its executives through a mix of annual base salary; cash incentives based on performance objectives of an individual and unit and/or company-wide basis; long-term cash and equity incentives; retirement benefits and health and welfare benefits. We believe these components have been structured so that inappropriate risk-taking is not encouraged or incentivized, and that the overall design of our compensation program aligns the interests of the Company’s employees with those of our shareholders. As outlined in the “Compensation Discussion and Analysis” section beginning on page 21, the Company utilizes clear performance metrics for our executive compensation programs, which we believe are consistent with industry practice and designed to be simple, understandable and transparent to all.

For our non-management employees generally, annual base salary, retirement benefits and health and welfare benefits constitute the primary sources of compensation, except that our advertising salespeople receive commission compensation based predominately on advertising revenue. Management employees may additionally be eligible for cash incentives based on performance objectives of the individual and unit and Company financial goals. As is the case with our executive incentive compensation programs, the Company has in place internal controls to ensure that management cash incentives are paid based on actual business results. As a result, the Company believes that for employees at large, our compensation program has not been structured to encourage or incentivize inappropriate risk-taking.

The Committee on the Board and the Nominating Committee assist the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, the Committee on the Board manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Consideration of Director Nominees

Shareholder Nominees

Any shareholder nominations proposed for consideration by the Nominating Committee for Board membership should include the nominee’s name and qualifications and should be addressed to:

Corporate Secretary

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Director Qualifications

Under our Corporate Governance Guidelines, the Committee on the Board is responsible for reviewing with the Board the appropriate skills and characteristics of Board members, as well as the composition of the Board as a whole. In assessing a candidate, the Nominating Committee will consider skills; diversity; independence; experience in areas such as operations, journalism, finance, digital media and marketing; geography and the general needs of the Board. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diversity, such as diversity of gender; race and national origin; education; professional experience; and differences in viewpoints and skills. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all nominees. The Nominating Committee believes that the current directors, considered as a group, provide a significant composite mix of diversity that allows the Board to fulfill its responsibilities.

Identifying and Evaluating Nominees for Directors

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. In the event vacancies are anticipated or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating Committee and may be considered at any point during the course of the year. The Nominating Committee will consider properly submitted nominees of shareholders, as discussed above. The nominees standing for election at the 2018 Annual Meeting of Shareholders were recommended by the Nominating Committee in early 2018.

Executive Sessions

Executive sessions of non-management directors are held at each regular meeting of the Board. In addition, at least once each year, the independent directors meet in executive session. The executive sessions of the Board are scheduled and chaired by the Chairman of the Board, Mr. Kevin McClatchy. Any non-management director may also request that additional executive sessions be scheduled.

Communication with the Board

Individuals may communicate with the Board by addressing correspondence to:

The Board of Directors

The McClatchy Company

c/o Corporate Secretary

2100 Q Street

Sacramento, CA 95816

All communication received will be reviewed and processed by the corporate secretary and communicated to the Board of Directors as appropriate. If you wish to contact only non-management directors, please direct correspondence to the chairperson of the Committee on the Board at the address above.

PRINCIPAL SHAREHOLDERS

Class A Common Stock

The following table shows information about the beneficial ownership of shares of Class A Common Stock as of March 23, 2018, by each director and nominee for director; McClatchy’s President and Chief Executive Officer; McClatchy’s Chief Financial Officer; each of McClatchy’s named executive officers other than the Chief Executive Officer or Chief Financial Officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class A Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of Class A Common Stock subject to options, SARs or RSUs that are exercisable or vest within 60 days following the record date are deemed beneficially owned by the person holding those options, SARs or RSUs. Also, each holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under the SEC rules, on the basis that he or she has the right, subject to the terms of the shareholders’ agreement described later in this Proxy Statement, to convert Class B Common Stock into Class A Common Stock. See the section entitled “Agreement Among Class B Shareholders.” For purposes of calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each shareholder, the shares of Class A Common Stock deemed to be owned by each shareholder because of his or her ownership of either Class B Common Stock or options to acquire Class A Common Stock are treated as outstanding only for that shareholder. As a result, the column showing the percentage of deemed beneficial ownership of Class A Common Stock does not necessarily reflect the beneficial ownership of Class A Common Stock actually outstanding as of the close of business on the record date.

			Deemed Beneficial Ownership
			of Class A Common Stock(2)
	Number of		Number of
Directors and Nominees for Director; Named Executive Officers;	Shares		Shares
Directors and Executive Officers as a Group; Beneficial Owners of More	of Class A		of Class A		Percent of
Than 5% of Total Shares of Class Outstanding(1)	Common Stock		Common Stock		Class
Molly Maloney Evangelisti	26,507		1,413,436		21.19%
Brown McClatchy Maloney	17,855		1,308,753	(3)	19.90%
Kevin McClatchy	17,620		1,267,618	(4)(5)	19.40%
William McClatchy	9,005		461,855	(4)(6)	8.05%
Theodore Mitchell	10,120		456,862	(4)	7.97%
Craig Forman	28,379		28,379		*
Mark Zieman	12,264		26,839	(7)	*
Elaine Lintecum	13,804		20,554	(8)	*
Elizabeth Ballantine	18,843		20,228		*
Leroy Barnes, Jr.	17,620		17,620		*
Clyde Ostler	13,500		13,500		*
Maria Thomas	9,000		9,000		*
Billie McConkey	6,939		6,939		*
Anjali Joshi	4,500		4,500		*
Timothy Grieve	1,125		1,125		*
Vijay Ravindran	—		—		*
Patrick Talamantes (18)	24,712		24,712		*
Christian Hendricks (19)	5,256		18,856	(9)	*
Chatham Asset Management, LLC	1,047,626	(10)	N/A		19.82%
Royce & Associates, LP	560,398	(11)	N/A		10.60%
Cobas Asset Management, SGIIC, SA	521,267	(12)	N/A		9.86%
Bestinver Gestion S.A., SGIIC	308,025	(13)	N/A		5.83%
Dimensional Fund Advisors LP	292,117	(14)	N/A		5.53%
Bluestone Financial Ltd.	270,678	(15)	N/A		5.12%
Capital Ventures International	266,198	(16)	N/A		5.04%
All executive officers and directors as a group (19 persons)	241,457		2,570,788	(17)	33.78%

*Represents less than 1%.

(1)

All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816, except as follows: (i) Chatham Asset Management, LLC, 26 Main Street, Suite 204, Chatham, New Jersey 10151; (ii) Royce & Associates, LLC, 745 Fifth Avenue, 24th Floor, New York, NY 10151; (iii) Cobas Asset Management SGIIC SA, Jose Abascal, 45 st. 28003 Madrid, Spain; (iv) Bestinver Gestion S.A., SGIIC, Madrid, Spain, Calle Juan de Mena, no. 8, 28014; (v) Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746; (vi) Bluestone Financial Ltd., Vanterpool Plaza, 2nd Floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands; and (vii) Capital Ventures International, P.O. Box 897 Windward 1, Regatta Office Park, West Bay Road, Grand Cayman, KY1-1103, Cayman Islands.

(2)

Represents all shares of Class A Common Stock plus all shares of Class A Common Stock subject to options that are exercisable or vest within 60 days following the record date. Applicable percentage of ownership is based on 5,285,050 shares of Class A Common Stock outstanding as of March 23, 2018, for such shareholder or group of shareholders, as applicable.

(3)

Includes 128,964 shares of Class B Common Stock held directly by or in trusts for the benefit of each of Brown McClatchy Maloney’s four children. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(4)

Includes 1,249,998 shares of Class B Common Stock held under three separate trusts, all of which hold 416,666 shares each. Each of the trusts has different income beneficiaries. Kevin McClatchy, William McClatchy, and Theodore R. Mitchell share joint voting and investment control with respect to these trusts. Kevin McClatchy and William McClatchy disclaim beneficial ownership of the shares held in trusts for which they are not beneficiaries.

(5)

Includes 44,952 shares of Class B Common Stock held by a trust of which Kevin McClatchy is one of three trustees but not a beneficiary. Kevin McClatchy has joint voting and investment control with the other trustees with respect to this trust. Kevin McClatchy disclaims beneficial ownership of these shares.

(6)

Includes 40,500 shares of Class B Common stock held by William McClatchy as custodian for his minor child. William McClatchy has sole voting and investment control with respect to these shares. William McClatchy disclaims beneficial ownership of these shares.

(7)	Includes 14,575 shares subject to SARs which are currently exercisable or exercisable within 60 days.

(8)	Includes 6,750 shares subject to SARs which are currently exercisable or exercisable within 60 days.

(9)	Includes 13,600 shares subject to SARs which are currently exercisable or exercisable within 60 days.

(10)

Based on a Form 4 filed on March 2, 2018 by Chatham Asset Management, LLC. Chatham Asset Management, LLC is the investment manager to Chatham Asset High Yield Master Fund, Ltd., a Cayman Islands exempted company ("Chatham Master Fund"), and other affiliated funds. Anthony Melchiorre is the managing member of the Chatham Asset Management, LLC. As of March 1, 2018, Chatham Master Fund held 625,475 shares of Class A Common Stock of McClatchy and certain other affiliated funds held an aggregate of 422,151 shares of Class A Common Stock of McClatchy.

(11)	Based on a Schedule 13G/A filed on January 22, 2018. Royce & Associates, LP has sole voting power and sole dispositive power with respect to 560,398 shares.

(12)	Based on a Schedule 13G filed on June 13, 2017. Cobas Asset Management, SGIIC, SA, has sole voting power with respect to 521,267 shares.

(13)

Based on a Schedule 13G filed on September 29, 2015. Bestinver Gestion S.A., SGIIC has sole voting power and sole dispositive power with respect to 3,080,257 shares, adjusted to 308,025 shares reflecting the one-for-ten reverse stock split that occurred in June 2016.

(14)	Based on a Schedule 13G/A filed on February 9, 2018. Dimensional Fund Advisors LP has sole voting power with respect to 278,420 shares and sole dispositive power with respect to 292,117 shares.

(15)	Based on a Schedule 13G filed on March 5, 2018. Bluestone Financial Ltd. has sole voting power with respect to 270,678 shares.

(16)

Based on a Schedule 13G filed on March 7, 2018.  Susquehanna Securities, an independent broker-dealer, Capital Ventures International and Susquehanna Advisors Group, Inc., taken together, may be deemed a group. Capital Ventures International has sole voting power and sole dispositive power with respect to 265,745 shares.

(17)	Includes those shares subject to SARs indicated in notes (7), (8) and (9) above.

(18)	The information regarding Mr. Talamantes’ stock ownership is as of January 25, 2017, his date of termination.

(19)	The information regarding Mr. Hendricks’ stock ownership is as of November 30, 2017, his date of termination.

Class B Common Stock

The following table shows information about the beneficial ownership of shares of Class B Common Stock as of March 23, 2018, if applicable, held by each director and nominee for director; McClatchy’s Chief Executive Officer; McClatchy’s Chief Financial Officer; each of McClatchy’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer; all directors, nominees for director and executive officers of McClatchy as a group; and each person known by McClatchy to beneficially own more than 5% of the outstanding shares of the Class B Common Stock. Pursuant to the shareholders’ agreement described below, only current holders of shares of

Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy may hold shares of Class B Common Stock of McClatchy. Accordingly, other than as listed below, no officer or director beneficially owns shares of the Class B Common Stock.

	Number of
	Shares
	of Class B
Directors and Nominees for Director; Named Executive Officers;	Common Stock
Directors and Executive Officers as a Group;	Beneficially		Percent of
Beneficial Owners of More Than 5% of Total Shares of Class Outstanding(1)	Owned		Class
Kevin McClatchy	1,385,699	(2)(3)	56.72%
William McClatchy	1,290,498	(2)(4)	52.82%
Theodore Mitchell	1,249,998	(2)	51.16%
Molly Maloney Evangelisti	452,850		18.54%
Brown McClatchy Maloney	446,742	(5)	18.29%
All executive officers and directors as a group (19 persons)	2,325,791	(6)	95.19%

(1)	All addresses are c/o The McClatchy Company, 2100 Q Street, Sacramento, CA 95816.

(2)

Includes 1,249,998 shares of Class B Common Stock held under three separate trusts, all of which hold 416,666 shares each. Each of the trusts has different income beneficiaries. Kevin McClatchy, William McClatchy, and Theodore R. Mitchell share joint voting and investment control with respect to these trusts.

(3)

Includes 44,952 shares of Class B Common Stock held by a trust of which Kevin McClatchy is one of three trustees but not a beneficiary. Kevin McClatchy has joint voting and investment control with respect to this trust. Kevin McClatchy disclaims beneficial ownership of these shares.

(4)

Includes 40,500 shares of Class B Common stock held by William McClatchy as custodian for his minor child. William McClatchy has sole voting and investment control with respect to these shares. William McClatchy disclaims beneficial ownership of these shares.

(5)

Includes 128,964 shares of Class B Common Stock held directly by or in trusts for the benefit of each of Brown McClatchy Maloney’s four children. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

(6)	Includes those shares of Class B Common Stock indicated in notes (2), (3), (4) and (5) above.

Agreement Among Class B Shareholders

The holders of shares of Class B Common Stock are parties to an agreement, the intent of which is to preserve control of the Company by the McClatchy family. Under the terms of the agreement, the Class B shareholders have agreed to restrict the transfer of any shares of Class B Common Stock to one or more “Permitted Transferees,” subject to certain exceptions. A “Permitted Transferee” is generally any current holder of shares of Class B Common Stock of McClatchy; any lineal descendant of Charles K. McClatchy (1858 to 1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more lineal descendants of Charles K. McClatchy.

Generally, Class B shares can be converted into shares of Class A Common Stock and then transferred freely (unless following conversion, the outstanding shares of Class B Common Stock would constitute less than 25% of the total member of all outstanding shares of common stock of the Company, in which case additional steps must be taken). In the event that a Class B shareholder attempts to transfer any shares of Class B Common Stock in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as “Option Events,” each of the remaining Class B shareholders has an option to purchase a percentage of the total number of shares of Class B Common Stock proposed to be transferred equal to such remaining Class B shareholder’s ownership percentage of the total number of outstanding shares of Class B Common Stock. If all the shares proposed to be transferred are not purchased by the remaining Class B shareholders, McClatchy has the option of purchasing the remaining shares. The agreement can be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to the agreement. The agreement will terminate on September 17, 2047, unless terminated earlier in accordance with its terms.

DIRECTOR COMPENSATION

The following table sets forth the annual compensation paid or accrued by McClatchy to or on behalf of our non-employee directors for the fiscal year ended December 31, 2017.

					Change in
					Pension Value
					and
	Fees			Non Equity	Nonqualified
	Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)(1)	($)(2)	($)(3)	($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Elizabeth Ballantine	$63,750	$31,725	—	—	—	—	$95,475
Leroy Barnes, Jr.	$76,594	$31,725	—	—	—	—	$108,319
Molly Maloney Evangelisti	$53,250	$31,725	—	—	—	—	$84,975
Craig Forman (4)	$23,375	$—	—	—	—	—	$23,375
Anjali Joshi (5)	$10,888	$31,725	—	—	—	—	$42,613
Brown McClatchy Maloney	$59,250	$31,725	—	—	—	—	$90,975
Kevin McClatchy	$192,000	$31,725	—	—	—	—	$223,725
William McClatchy	$50,250	$31,725	—	—	—	—	$81,975
Theodore Mitchell (6)	$28,869	$31,725	—	—	—	—	$60,594
Clyde Ostler	$68,250	$31,725	—	—	—	—	$99,975
Frederick Ruiz (7)	$32,038	$—	—	—	—	—	$32,038
Maria Thomas	$51,750	$31,725	—	—	—	—	$83,475

(1)	Includes annual retainer, committee chair fees and committee meeting fees.

(2)

Reflects the aggregate grant date fair market value of an award of 4,500 shares of Class A Common Stock to each non-employee director on September 26, 2017, computed in accordance with ASC Topic 718. Pursuant to the McClatchy Director Deferral Program, as described below, Mr. Ostler and Ms. Thomas elected to defer their 2017 award until which time they terminate from the Board.

(3)	No director received an option award in fiscal year 2017.

(4)	Mr. Forman was appointed President and CEO of the Company in January 2017. Upon his appointment, Mr. Forman no longer received compensation as a non-employee director.

(5)	Ms. Joshi joined the Board in July 2017.

(6)	Dr. Mitchell re-joined the Board in May 2017.

(7)	Mr. Ruiz retired from the Board in May 2017.

Director Compensation Arrangements

We use a combination of cash and stock-based compensation to attract and retain qualified individuals to serve on our Board. Generally, the Compensation Committee reviews the compensation of our non-employee directors on a regular basis with the last review occurring in September 2017. In determining director compensation, we have considered publicly-available data from companies within our industry, data collected by our Human Resources Department regarding trends in director compensation and competitive data prepared by Exequity, our independent outside compensation consultant. We also consider the significant amount of time that our directors devote to the business of the Company.

In September 2016,  upon the recommendation of the Compensation Committee, the Board approved effective January 1, 2017: the elimination of the Board meeting fees; an increase of the annual retainer amount to $65,000 and an annual equity target of $65,000, for a total annual retainer of $130,000.  The Chairman of the Board received an additional fee of $65,000 per year for his service.  Also effective January 1, 2017, at the recommendation of the Compensation Committee, the Board approved an increase in the Audit Committee chair fee from $11,500 to $15,000; an increase in the Compensation Committee chair fee from $8,500 to $12,500; and an increase in all other Committee chair fees from $7,500 to $10,000.    In addition, in September 2017, the Board approved an increase in the annual Chairman fee to $175,000 from $65,000, effective retroactively to January 1, 2017 in recognition of the significant contributions made by the Chairman in managing the affairs of the Board. In addition to payments of committee fees, McClatchy reimburses non-employee directors for reasonable expenses incurred by them in connection with the business and affairs of McClatchy.

Pursuant to the McClatchy Director Deferral Program under the Amended and Restated 2012 Incentive Plan, directors may elect to defer receipt of their stock awards until their termination of service.

The Board adopted director stock ownership guidelines in 2012. The Board believes that it is important to align the interests of the non-employee members of the Board with the long-term interests of the Company’s shareholders. Accordingly, the guidelines require that each non-management director shall own a minimum of 1,500 shares of the Company’s Class A Common Stock. For those directors on the Board as of November 28, 2012, the target date for such ownership was December 31, 2012. For subsequently elected directors, the target date for achieving the desired ownership level is five (5) years from the date that Board service commences. Shares issuable upon vesting of restricted stock or restricted stock units shall count towards achievement of the minimum guideline amount. As of the date of this Proxy Statement, all directors are in compliance with the Company’s stock ownership guidelines.

EXECUTIVE COMPENSATION

Compensation Committee Report

We have reviewed and discussed with management the “Compensation Discussion and Analysis” to be included in the Company’s 2018 Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”) and the Company’s 2017 Annual Report on Form 10-K, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Form 10-K”). Based on this review and discussion, we recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Company’s Proxy and Form 10-K.

Compensation Committee:

Theodore Mitchell, Chair

Molly Maloney Evangelisti

Clyde Ostler

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee is responsible for reviewing and approving the annual compensation for the named executive officers (“NEOs”) of the Company, which for 2017 include our President and Chief Executive Officer (the “CEO”), our Chief Financial Officer (the “CFO”), our three most highly compensated executive officers other than the CEO and CFO, our former President and CEO and one additional individual who would have been an NEO but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year. Accordingly, each of the following individuals is considered to be an NEO for this Proxy Statement:

•	Craig I. Forman, our President and CEO;

•	Elaine Lintecum, our Vice President, Finance and CFO;

•	Tim Grieve, our Vice President, News;

•	Billie McConkey, our Vice President, Human Resources, General Counsel and Corporate Secretary;

•	Mark Zieman, our Vice President, Operations;

•	Patrick J. Talamantes, our former President and CEO (who left the Company in January 2017); and

•	Christian Hendricks, our former Vice President, Strategic Initiatives (who left the Company in November 2017).

Overview of 2017 Compensation Decisions

We undertook the following key compensation items for 2017:

•	In January 2017, the Company appointed Mr. Forman to serve as President and CEO of the Company;

•	We reviewed and approved a base salary freeze for all NEOs;

•	We paid a minimum guaranteed annual cash bonus to Mr. Forman under the CEO Bonus Plan at 100% of target;

•

Other than Mr.  Forman and Mr. Talamantes, we utilized six month performance periods for our performance–based cash bonus plan – one for the first half of fiscal year 2017 and one for the second half of fiscal year 2017. As a result, we paid the following cash bonuses for each of the six month performance periods under our Management by Objective Annual Bonus Plan (the “MBO Plan”) at: 24% and 25% of target for Ms. McConkey; 23% and 24% of target for Mr. Grieve; 23%  and 21% of target for Ms. Lintecum; 21% and 20% of target for Mr. Zieman; and 15% and 25% of target for Mr.  Hendricks;

•

We granted long-term incentive awards to our NEOs with approximately 20% of the long-term incentive award consisting of time-based, stock-settled RSUs that vest equally over a three-year period and approximately 80% of the long-term incentive target value for the NEOs consisting of cash-settled performance-based awards (the “2017 Cash L-TIP”). Our long-term incentive program was designed to promote pay for performance, alignment with shareholder interests and motivation to achieve the long-term strategic goals of the Company;

•	In September 2017, our NEOs voluntarily forfeited their 2017 Cash L-TIP awards; and

•

We established a retention plan, with both cash-based awards and time-based, stock-settled RSU awards, to incentivize certain senior executive officers, including our NEOs but excluding the current CEO, for their continued dedicated service during the recent transition of the Company’s leadership.

The Compensation Committee continues to recognize the difficult operating environment faced by the media industry, and newspaper companies in particular, and the challenges that it creates with respect to executive compensation. The Compensation Committee continues to monitor trends and developments to ensure that the Company provides the appropriate executive compensation incentives and remains competitively positioned for executive talent. As discussed herein, in 2017, the Compensation Committee made some changes to the Company’s compensation program in order to provide the appropriate balance of base salary, cash and equity incentives, individual and company-wide pay for performance measures, short- and long-term performance periods and extended vesting schedules. As a result, we believe that these elements tie our executives’ compensation to McClatchy’s sustained long-term performance.

Objectives of Our Compensation Program

We believe the following objectives serve as the overall foundation of our executive compensation program:

•

the overall compensation of our executives should be based on the performance of the executives in managing our Company, taking into consideration general economic and specific Company, industry and competitive conditions, as appropriate or required and should reward performance in areas targeted by the Company for growth and development;

•

our executives’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather on the belief that the price of our stock will in the long-term reflect our operating performance and, therefore, the performance of our executives in managing the Company;

•	by awarding stock and other long-term incentive awards to our executives, we focus our senior management on the long-term operating performance of the Company; and

•

while focusing on the long-term success of the Company, annual business and individual performance goals are essential components within our executive compensation program, as the consistent achievement of these more immediate goals tracks the trajectory for long-term success.

Setting of Executive Compensation

Review of Market Data.

To assist in establishing the compensation levels of our NEOs, the Compensation Committee has retained Exequity as its independent executive compensation consultant. With respect to those decisions made for 2017, at the request of the Compensation Committee, Exequity analyzed 2016 competitive media compensation data available through the Towers Watson Executive Compensation Data Bank – Media Industry (the “Data Bank”). The Data Bank provides a summary of compensation paid to senior management at participating media companies. The Data Bank includes 59 company participants, the vast majority of which are not specific to the newspaper segment of the media industry.

Exequity’s analysis of the information available from the Data Bank resulted in a customized report (the “Executive Compensation Review”), comparing McClatchy’s compensation for senior management to others in the media industry at the 25th, 50th and 75th percentiles, adjusted to reflect our revenue size compared to other companies using regression analysis. In addition, Exequity reviewed compensation data available in the 2016 proxy statements of sixteen public newspaper, broadcast or media companies for the CEO, CFO, Vice President of Operations and General Counsel positions. These sixteen companies, as well as others, are viewed as direct competitors of McClatchy. The proxy review established comparisons between McClatchy’s compensation for these positions and the median and average compensation paid at these competing companies. This proxy analysis was included in the Executive Compensation Review.

While the Data Bank and proxy statement information used in the Executive Compensation Review include newspaper, broadcast and media companies we view as our direct competition, the Compensation Committee does not look exclusively to these companies in setting McClatchy’s executive compensation. The Compensation Committee considers both the compensation trends and amounts paid to the wider group of media companies included in the Data Bank, as well as direct competitors, as the Data Bank provides a broader base of information and compensation trends in the media industry as a whole. We do not formally target a certain percentile within the Executive Compensation Review when setting the compensation paid to our NEOs. Other important factors that the Compensation Committee considers include performance, experience in the role, contribution to organization success, internal equity relationships, assumption of new duties and future potential.

With regard to the compensation of Mr. Forman, we took into account the compensation levels of the chief executive officers at sixteen other newspaper, broadcast or media companies as reported by those companies, given that we consider these companies our primary competitors. This peer group includes:

•	A.H. Belo Corporation;

•	The E. W. Scripps Company;

•	Gannett Company, Inc.;

•	Gray Television Inc.;

•	Journal Media Group, Inc.;

•	Lee Enterprises, Inc.;

•	Media General, Inc.;

•	Meredith Corporation;

•	Sinclair Broadcast Group, Inc.;

•	Nexstar Broadcasting Group, Inc.;

•	Scholastic Corporation;

•	Scripps Network Interactive, Inc.;

•	TEGNA, Inc.;

•	tronc, Inc.;

•	The New York Times Company; and

•	John Wiley & Sons, Inc.

In addition, at the Compensation Committee’s request, Exequity prepared a Chief Executive Officer Compensation Assessment (the “CEO Compensation Assessment”) that reviewed competitive pay positioning to assist the Compensation Committee in making annual pay decisions. The market compensation comparison data for the CEO Compensation Assessment was gathered from both the Data Bank and pay data from McClatchy’s sixteen-company peer group, as disclosed in each company’s proxy statement. The CEO Compensation Assessment informs the Compensation Committee generally of current practices when making compensation decisions. The review of market data provides a starting point for the Compensation Committee’s analysis. Based on McClatchy’s size, line of business and competitive position in attracting and retaining executives, we benchmark compensation levels at or near the market median. The Compensation Committee does not have any formal guidelines or policies with respect to the mix of base salary, bonus or long-term incentives. The Compensation Committee believes it is helpful in making individual pay decisions to consider compensation information and trends of direct competitors and the media industry, more broadly, as well as other important factors noted previously. The Compensation Committee took this approach in setting the CEO’s 2017 compensation.

Internal Analysis.

In addition to reviewing market data, our Compensation Committee subjectively reviews a number of other factors in order to determine a total compensation package for the NEOs that is intended to reward these executives for their past contributions toward McClatchy’s long-term performance and to be a catalyst for continued advancement of McClatchy’s long-term success. In this regard, the Compensation Committee reviews, in its subjective discretion, performance indicators such as:

•	growth in non-traditional advertising revenues and improvement in revenue diversification;

•	growth in digital audience metrics;

•	success in new ventures;

•	achieving reductions in legacy costs;

•	efforts to increase the pace of innovation;

•	progress in digital transformation;

•	efforts to monetize real estate and other assets for debt reduction and other uses; and

•	sustaining the Company’s focus on high quality journalism.

The Compensation Committee annually evaluates the trends within and among these indicators, and, while the Compensation Committee gives more weight overall to financial indicators, no single indicator is specifically weighted more than another. The Compensation Committee also takes into consideration overall individual executive performance, based in part on the subjective assessment provided by the CEO with respect to each officer’s performance during the prior year, each officer’s pay as compared to other officers and general economic and industry conditions affecting McClatchy. We discuss the material considerations affecting our NEO compensation levels during fiscal year 2017 below.

Elements of Our Compensation Program

We compensated our NEOs in 2017 through a mix of:

•	annual base salary;

•	cash incentives under the CEO Bonus Plan and MBO Plan, as applicable, based on achievement of performance objectives on an individual and unit and/or company-wide basis, as applicable;

•	performance-based, long-term cash awards under the 2017 L-TIP (described below), based upon pre-determined free cash flow targets over a three year performance period;

•	stock-settled RSUs that vest equally over a three-year period based upon continued service; and

•

retention cash awards that vest over a one-year period and an 18-month period based upon continued service and retention stock-settled RSUs that cliff vest after a two-year period based upon continued service.

As stated above, the Compensation Committee does not have any formal guidelines or policies regarding the mix of these pay components from year to year, although we do informally look to data from the median of the companies included in the Data Bank with respect to each NEO’s base salary, cash incentive and total direct compensation. As a result, the Compensation Committee considers each compensation element separately and together as a total compensation package in making decisions to achieve a level of compensation targeted toward the median of the companies within the survey. Based on the Exequity report prepared for our Compensation Committee in December 2016, overall total direct compensation (composed of actual cash compensation plus annualized expected value of target long-term incentives) for our NEOs is competitive with the median; however, when adjusted for realizable long-term incentive values, total direct compensation is significantly below the median.

Base Pay.

In determining each NEO’s base pay, our Compensation Committee generally takes into account Exequity’s analysis on current market trends and considers the recommendations of the CEO for the other NEOs. In recent years, the Compensation Committee also has considered the difficult operating environment for the Company and newspaper companies generally as well as the economic downturn in the markets the Company serves.

In December 2016, our Compensation Committee reviewed NEO base salaries and, due to the difficult operating environment, determined that 2017 base salaries should remain at 2016 levels for our NEOs.

2017 Base
Officer	Salary Paid
Craig I. Forman (1)	$823,846
Elaine Lintecum	$475,000
Tim Grieve	$400,000
Billie McConkey	$440,000
Mark Zieman	$675,000
Patrick J. Talamantes (2)	$79,615
Christian Hendricks (3)	$436,385

(1)	Mr. Forman's employment started on January 25, 2017, with an eligible base salary of $900,000.

(2)	Mr. Talamantes' employment terminated on January 25, 2017, but he had an eligible base salary of $900,000 for the full fiscal year.

(3)	Mr. Hendricks' employment terminated on November 30, 2017, but he had an eligible base salary of $465,000 for the full fiscal year.

Semi-Annual Cash Bonus.

The Compensation Committee continues to believe cash bonuses incentivize our NEOs to meet our longer-term goals by providing the officers with an ability to reach shorter-term goals over which they have more direct control. Mr. Forman was eligible to receive annual cash incentive compensation under the CEO Bonus Plan. In fiscal year 2017, our NEOs, other than Mr. Forman and Mr. Talamantes, were eligible to receive semi-annual cash incentive compensation based on performance over two six month performance periods for each half of 2017 under our MBO Plan. Awards under the CEO Bonus Plan and the MBO Plan are based on achievement of financial and non-financial performance goals pre-established by the Compensation Committee. For 2017, each participating NEO’s semi-annual bonus was subject to upward or downward adjustment based on McClatchy’s achievement of operating cash flow goals and strategic initiative goals, and for the CEO, subject to Compensation Committee discretion to award an additional 10 points above the target. For all NEOs other than Messrs. Forman and  Talamantes, up to 25% of the target bonus is based on achievement of non-financial performance goals.

For the first half of fiscal year 2017, no portion of the bonus related to the achievement of financial goals would be payable if operating cash flow was less than $66,586,000.  For the second half of fiscal year 2017, no portion of the bonus related to the achievement of financial goals would be payable if operating cash flow was less than $102,914,000. The Company intends to continue to maintain its semi-annual cash incentive bonus plans for possible future payouts.

CEO Bonus Plan.

For fiscal year 2017, while Mr. Talamantes served as President and CEO of the Company, the Compensation Committee approved the performance-based formula for the 2017 CEO Bonus Plan in which 100 points would result in receiving a bonus at target.

The 100 points consisted of (i) operating cash flow criteria, in which 25 points were awarded at 100% or more of budgeted operating cash flow (12.5 points awarded at 95% of the operating cash flow budget and 17.5 points awarded at 97% of the operating cash flow budget); (ii) strategic initiatives criteria, in which up to 50 points were available but only if 100% or more of the budgeted operating cash flow is achieved; (iii) non-operating cash flow criteria, in which up to 25 points were available (or a corresponding percentage of points); and (iv) discretionary points that could be awarded at the Compensation Committee’s sole discretion. No cash award under the 2017 CEO Bonus Plan could exceed $3,000,000.

When Mr. Forman was appointed as our new President and CEO in January 2017, his 2017 annual bonus was to be determined under the 2017 CEO Bonus Plan. However, pursuant to the terms of his employment agreement, he was entitled to a minimum guaranteed annual cash incentive at 100% of target for fiscal year 2017, provided that he remained employed by the Company on the last day of the fiscal year. The Compensation Committee determined that the minimum guaranteed bonus was important in order to ensure that Mr. Forman was properly incentivized to review and re-evaluate the long and short-term strategies of the Company, even if such decisions may impact short-term performance.  The Compensation Committee evaluated Mr. Forman’s performance under the 2017 CEO Bonus Plan and determined that he would receive the minimum guaranteed annual cash incentive which was set at 100% of target. Beginning for fiscal year 2018, Mr. Forman’s annual cash incentive will be subject to performance targets under the 2018 CEO Bonus Plan without a minimum guaranteed amount.

Mr. Talamantes, who left the Company in January 2017, received payment of his fiscal year 2016 annual cash incentive upon execution (without a subsequent revocation) of a waiver and general release agreement with the Company and did not receive any payment under the CEO Bonus Plan for fiscal year 2017.

MBO Plan.

The Compensation Committee set incentive bonus targets under the MBO Plan for non-CEO NEOs for two, six month performance periods in fiscal year 2017. The semi-annual cash incentive was targeted to a pre-determined percentage of the six month base salary of the participating NEO, varying from 50% to 75% of the six month base salary as set forth in the table below. The Compensation Committee determined these targets based on the recommendation of the CEO and the Compensation Committee’s review of the Data Bank concerning target bonus levels at other media companies within the Data Bank.

	Target Annual	2017 1H	2017 1H	2017 2H	2017 2H
Officer	Bonus %	Base Salary	Target Bonus	Base Salary	Target Bonus
Elaine Lintecum	60%	$237,500	$142,500	$237,500	$142,500
Tim Grieve	50%	$200,000	$100,000	$200,000	$100,000
Billie McConkey	60%	$220,000	$132,000	$220,000	$132,000
Mark Zieman	75%	$337,500	$253,125	$337,500	$253,125
Christian Hendricks (1)	60%	$232,500	$139,500	$203,885	$122,331

(1)

Mr. Hendricks' employment terminated on November 30, 2017. The 2017 2H Base Salary amount for Mr. Hendricks reflects the pro-rated amount of actual base salary paid in the second half of fiscal year 2017.

Each participating NEO’s  semi-annual target bonus was based on a combination of (i) six month non-operating cash flow (the “NOCF”) objectives worth up to 25 points; (ii) six month operating cash flow (the “OCF”) objectives worth a maximum of 25 points, and (iii) strategic initiatives objectives worth up to 50 points, if, and only if, OCF was achieved. Each of these criteria was measured for the first half of fiscal year 2017 and the second half of fiscal year 2017. The OCF target for the first half of fiscal year 2017 was $66,586,000. The actual operating cash flow for the first half of fiscal year 2017 was $58,587,000 and, accordingly, none of the participating NEOs earned OCF-related points or strategic initiatives points for the first half of fiscal year 2017. The OCF target for the second half of fiscal year 2017 was $102,914,000. The actual operating cash flow for the second half of fiscal year 2017 was $85,537,000 and, accordingly, none of the participating NEOs earned OCF-related points or strategic initiatives points for the second half of fiscal year 2017. For this purpose, each of first half and second half operating cash flow was determined before accruing for the annual bonus. Based on the CEO’s and Compensation Committee’s scoring of the NOCF goals established for the fiscal year relating to corporate results, business unit results and individual performance, each MBO Plan NEO was eligible to earn up to 25 points. These NOCF goals were also measured on a first-and second-half basis.

The tables below provide detailed information about MBO payout for both halves of fiscal year 2017.

MBO Payout for First Half of Fiscal Year 2017

NOCF Points
	Achieved in 1H of		Actual MBO
Officer	FY 2017	Individual Initiatives Achieved in 1H of FY 2017	Payout
Elaine Lintecum	23 points	- Reducing debt and debt service costs - Achieving budget efficiency	$ 32,775
Tim Grieve	23 points	- Rolling out newsroom reinvention - Driving progress toward a better user experience and higher quality environment across all McClatchy products for our journalism	$ 23,000
Billie McConkey	24 points	- Demonstrating leadership - Providing human resources and legal counsel on 2017 publisher realignment/regionalization effort	$ 31,680
Mark Zieman	21 points	- Planning and executing a regional publisher reporting structure - Rolling out audience centralization across the Company	$ 53,156
Christian Hendricks	15 points	- Organizing and leading local media consortium and partnership transition	$ 20,925

MBO Payout for Second Half of Fiscal Year 2017

NOCF Points
	Achieved in 2H of		Actual MBO
Officer	FY 2017	Individual Initiatives Achieved in 2H of FY 2017	Payout
Elaine Lintecum	21 points	- Completing real estate sales to enable pay down of debt - Reorganizing regional teams and centralizing revenue accounting	$ 29,925
Tim Grieve	24 points	- Completing accelerated rollout of newsroom reinvention in 21 markets - Designing and deploying a staffing/management infrastructure to ensure long-term success of newsroom reinvention	$ 24,000
Billie McConkey	25 points	- Serving as key strategic human resources and legal partner to newsroom reinvention process - Managing and overseeing various litigations	$ 33,000
Mark Zieman	20 points	- Successfully implementing SalesForce in all markets - Leading budget process and kicking off new enterprise teams	$ 50,625
Christian Hendricks (1)	25 points	- Successfully achieving local media consortium transition	$ 30,583

(1)	Mr. Hendricks' employment terminated on November 30, 2017.

The table below shows the total 2017 bonus target and the actual bonus paid for 2017 to each participating NEO (expressed as a dollar amount and as a percentage of base salary) based on the achievement during the two six month performance periods discussed above.

	MBO Target		Bonus Award
	as a % of	Bonus Award	as a % of
Name	Base Salary	for 2017	Base Salary
Elaine Lintecum	60%	$62,700	13.2%
Tim Grieve	50%	$47,000	11.8%
Billie McConkey	60%	$64,680	14.7%
Mark Zieman	75%	$103,781	15.4%
Christian Hendricks (1)	60%	$51,508	11.8%

(1)

Mr. Hendricks' employment terminated on November 30, 2017. For Mr. Hendricks, the percentage for purposes of the Bonus Award as a % of Base Salary column is based on his actual base salary paid for fiscal year 2017.

Long-Term Incentives.

In December 2016, the Compensation Committee approved the 2017 long-term incentive program (the “2017 L-TIP”), which set long-term incentive dollar target values for each NEO. The Compensation Committee determined that approximately 80% of the long-term incentive target value for the NEOs would consist of a  cash L-TIP (“Cash L-TIP”) and that approximately 20% of the long-term incentive target value would consist of equity grants in the form of time-based, stock-settled RSUs. The 2017 L-TIP provides long-term incentive compensation to corporate executives and takes into consideration pay for performance, alignment with shareholder interests and motivation to achieve the long-term strategic goals of the Company.

a) Cash L-TIP.

2017 Cash L-TIP Grant.

The “2017 Cash L-TIP” had  a three-year performance period ending on December 31, 2019 and was realizable based upon the Company’s level of achievement, as measured by free cash flow (“FCF”). FCF is defined in the L-TIP program as (i) earnings before interest, taxes, depreciation and/or amortization excluding unusual items less (ii)(1) cash interest and (2) capital expenditures. The Compensation Committee believes FCF is a good strategic measurement of Company performance and well-aligned with shareholder interests. In September 2017, the senior executives of the Company voluntarily forfeited the 2017 Cash L-TIP in connection with cost-savings measures undertaken by the Company.

2015 Cash L-TIP Payout.

The cash-settled performance-based awards granted in February 2015 (the “2015 Cash L-TIP”) had a three-year performance period ending on December 31, 2017 and had performance measures based on FCF. With respect to the performance period which ended December 31, 2017, McClatchy achieved 67.5% of the FCF target over the three-year period of 2015 to 2017, which resulted in Mr. Zieman, Ms. Lintecum and Ms. McConkey earning a cash payout equal to 25% of the target award previously disclosed for such 2015 Cash L-TIP grant. Mr. Forman and Mr. Grieve, whose employment with the Company commenced after the grant of the 2015 Cash L-TIP awards, and Mr. Talamantes, who received his payment in respect of the Company’s 2014 L-TIP upon the execution (without a subsequent revocation) of a waiver and general release agreement with the Company in connection with his separation from the Company in January 2017, were not entitled to any cash payout.  Mr. Hendricks’ payment is described below.  The amount earned by each eligible NEO as a result of the 2015 Cash L-TIP grant is reflected in the Summary Compensation Table.

Pro-Rated Payout of 2015 Cash L-TIP and 2016 Cash L-TIP.

Pursuant to the terms of the 2015 Cash L-TIP and the cash-settled performance-based awards granted in February 2016 (the “2016 Cash L-TIP”), if a holder of an award terminates employment with the Company on account of (i) “retirement,” (ii) death, or (iii) disability, the holder becomes eligible for a pro-rated payment with respect to the award for each year in the performance cycle that the holder remained employed and that the Company met certain FCF budget thresholds. For this purpose, “retirement” means termination of employment if the holder has accumulated 10 or more continuous years of service and is age 55 or older.  Mr. Hendricks, who left the Company in November 2017 under circumstances that qualified as a “retirement” for this purpose, received a prorated payment under the 2015 Cash L-TIP and the 2016 Cash L-TIP equal to $130,793.  This amount is reflected in the Summary Compensation Table.

b) RSUs.

Annual RSUs.

The Compensation Committee believes that equity compensation is a critical component of a total compensation package that helps McClatchy recruit, retain and motivate the executives needed for the present and future success of the Company. In prior fiscal years, our Compensation Committee has awarded its NEOs time-vesting RSUs. Although time-vesting RSUs have economic value when they vest, even if the stock price declines or stays flat, they also incentivize recipients to build long-term shareholder value, as the overall RSU economic value grows with an improving stock price. Therefore, the Compensation Committee believes RSUs not only serve as a retention device but also further align the interests of Company executives with those of shareholders. For 2017, the Compensation Committee again determined that its NEOs would receive RSUs, in the form of stock-settled awards, to better align NEOs with other executives receiving stock incentive awards, to better promote retention of NEOs and in recognition of the fact that the ongoing volatility of the Company’s stock price was resulting in targeted long-term incentive values not being realized.

In February 2017, the Compensation Committee granted RSUs to the Company’s NEOs under the Amended and Restated 2012 Incentive Plan which shall vest in three annual installments beginning on March 1, 2018 based upon continued service. The RSUs awarded to NEOs in 2017 are reflected in the Summary Compensation Table, the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal 2017 Year-End Table.

In connection with his termination of employment, Mr. Talamantes vested in 42,900 shares of the Company’s Class A Common Stock, which represents the vesting of his outstanding RSU awards previously granted to him,  upon the execution (without a subsequent revocation) of a waiver and general release agreement with the Company in January 2017.

Sign-On RSUs.

In connection with his commencement of employment, Mr. Forman received a grant of 25,125 RSUs (“Sign-On RSUs”), which vested fifty percent (50%) on January 24, 2018 and will vest fifty percent (50%) on January 24, 2019 based upon continued service but subject to accelerated vesting in connection with certain qualifying terminations, including termination on account of death or “disability,” without “cause” or for “good reason” (as such terms are defined in the Forman Employment Agreement (defined below)).  The Sign-On RSUs were paid to Mr. Forman to compensate him for forgoing other opportunities in order to become our new President and CEO.

2017 Senior Executive Retention Plan.

Retention Cash Awards.

In February 2017, the Compensation Committee discussed strategies to maintain the cohesion of the Company’s senior management team and to motivate and reward eligible executive officers for their continued, dedicated service. After discussion, the Compensation Committee approved the 2017 Senior Executive Retention Plan (the “Retention Plan”) to incentivize certain senior executive officers, excluding the CEO, but otherwise including all NEOs, for their continued dedicated service during the transition of the Company’s leadership. Under the Retention Plan, each NEO, other than Messrs. Forman and Talamantes, is entitled to receive a cash payment equal to 50% of his or her 2017 base salary for continuous employment through January 25, 2018 and a cash payment equal to 50% of his or her 2017 base salary for continued service through July 25, 2018 (together, the “Retention Cash Award”).  Each eligible NEO must remain employed by the Company or a subsidiary of the Company through the applicable vesting date, but the unpaid portion(s) of the Retention Cash Award will be paid earlier if the eligible NEO’s employment is terminated due to (i) death, (ii) “disability” (as defined in the Retention Plan), or (iii)(A) an involuntary termination without “cause” or resignation for “good reason” (each as defined in the Retention Plan), provided the eligible NEO (B) executes, delivers and does not revoke a waiver and release agreement within 45 days of the termination date. Mr. Hendricks became eligible to receive his Retention Cash Award upon his termination of employment on November 30, 2017, which was treated as a resignation for “good reason.”

Retention RSUs.

In addition, the Compensation Committee approved a special grant of retention restricted stock units (“Retention RSUs”), which will vest in full on January 25, 2019, provided that the participant remains an employee of the Company or a subsidiary of the Company on that date. The special grant of the Retention RSUs was made under the Company’s Amended and Restated 2012 Incentive Plan, and each NEO, other than Messrs. Forman and Talamantes, received such a grant.  An eligible NEO must remain employed by the Company or a subsidiary of the Company through the applicable vesting date, but the Retention RSUs will vest earlier (i) if the eligible NEO’s employment is terminated due to (A) death, (B) “disability” (as defined in the Amended and Restated 2012 Incentive Plan), or (C) an involuntary termination without “cause” or resignation for “good reason” (each as defined in the applicable award agreement), or (ii) upon a “change in control” (as defined in the Amended and Restated 2012 Incentive Plan) in which outstanding awards are not assumed or substituted for while the eligible NEO remains employed by the Company or a subsidiary of the Company. Mr. Hendricks became eligible to receive accelerated vesting of his Retention RSUs upon his termination of employment on November 30, 2017, which was treated as a resignation for “good reason.” The Retention RSUs awarded in 2017 are reflected in the Summary Compensation Table, the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal 2017 Year-End Table.

The Retention Cash Awards and the special grant of Retention RSUs do not apply to the CEO of the Company.

Equity Grant Policies.

Our Compensation Committee generally makes all regular equity grants to our executive officers, including the NEOs, at its February meeting each year. The grant date of all equity awards is the date of Compensation Committee approval, and the exercise price of all SARs granted (if any), historically and, as applicable, in the future is the closing market price of our Class A Common Stock on the date of grant. For new hires or promotions within the executive officer team, the Compensation Committee approves the awards with a grant date of the executive’s first day of employment, appointment to the new position, or, if the hire date or the promotion date is late in the year, the date of the next annual grant.

Pursuant to a delegation by the Compensation Committee during 2017, the CEO had the authority to grant a limited number of RSUs under the Amended and Restated 2012 Incentive Plan to non-executive employees. The

Compensation Committee determines the total number of RSUs and other awards that the CEO is permitted to grant annually. The grants to such non-executive employees are made at the discretion of the CEO.

Incentive Compensation Recoupment Policy/Clawback Policy.

The Board has adopted a “no-fault” incentive compensation recoupment policy which provides that in the event, (A) the Audit Committee decides to effect an accounting restatement of previously-published financial statements because such financial statements can no longer be relied upon caused by material non-compliance by McClatchy with any financial reporting requirement under the federal securities laws due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any executive officer; or (B) the Compensation Committee decides that one or more financial reporting measures used for determining previously-paid incentive compensation was incorrectly calculated and if calculated correctly would have resulted in a lower payment to one or more executive officers, with limited exceptions, McClatchy must recoup from any incentive compensation paid or granted to any former or current executive officer in the 3-year period prior to the triggering event the excess amount so paid or granted.

Retirement Benefits

Frozen Pension Arrangements

The Company maintains a frozen qualified defined benefit plan,  The McClatchy Company Retirement Plan (the “Pension Plan”) and a frozen supplemental pension plan (the “SERP”). The Company also assumed the Knight Ridder, Inc. Benefit Restoration Plan (the “KR BRP”) after the Company acquired Knight-Ridder, Inc. (“KR”) for legacy KR employees.

Consistent with market trends, upon the recommendation of the Pension and Savings Plans Committee and approval of the Board of Directors, the Pension Plan was frozen effective March 31, 2009. Similarly, upon action of the Compensation Committee, the SERP and the KR BRP were frozen effective February 4, 2009. Prior to the freeze, the SERP and the KR BRP operated in tandem with the Pension Plan.

We offered the Pension Plan, in which all of our eligible employees participated on an equal basis, in order to provide our employees a comprehensive retirement plan based on years of service. Legacy KR employees participated in the KR pension formula within the Pension Plan.

We maintained the SERP and the KR BRP in order to provide post-retirement income commensurate with years of service to the Company and taking into consideration the participating NEO’s actual income levels. The Internal Revenue Code (the “Code”) limits the maximum benefit that may be paid under the Pension Plan, by subjecting annual earnings that can be taken into account in the pension formula to a cap (for 2017, $270,000) and by limiting the amount of benefit that can be paid from the plan (for 2017, an annuity at normal retirement age cannot exceed $215,000). Accordingly, the SERP and KR BRP benefits are determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. The overall SERP or KR BRP benefit, as applicable, is offset by the benefit accrued under the Pension Plan.

Pursuant to the Company’s freeze of the SERP and the KR BRP, benefits remain at the amount accrued as of February 4, 2009. This means that no participating NEO received a benefit under the SERP or the KR BRP attributable to any increase in earnings after February 4, 2009, or to service to the Company and its affiliates after February 4, 2009.

Each of the NEOs except Mr. Forman, Ms. McConkey and Mr. Grieve participates in the Pension Plan, the SERP or the KR BRP. The exclusions from these plans are based on the each NEO’s employment commencement date.

For additional information on the Pension Plan and SERP in effect during fiscal year 2017, see the Pension Benefits Table and accompanying narrative below.

401(k) Plan and Related Arrangements.

The Company maintains The McClatchy Company 401(k) Plan (the “401(k) Plan”), which permits employees generally to make annual elective deferrals from salary up the maximum statutory amount, $18,000 for those younger than age 50 and $24,000 for those age 50 or older for 2017. The 401(k) Plan permits the Company to make a matching contribution.  However, the Company announced on February 5, 2009, that effective March 31, 2009, it would suspend the Company’s matching contribution under the 401(k) Plan in light of the continuing economic downturn.  From and after the match suspension date and for each subsequent fiscal year including the fiscal year 2017, no matching or other Company contribution has been provided under the 401(k) Plan.  However, the matching contribution under the 401(k) Plan has been reinstated for 2018 at one-half of the pre-suspension rate for a maximum matching contribution of two percent (2%) of salary. For this purpose, as required under the Code, compensation in excess of $275,000 will be disregarded. Effective 2018, the supplemental contribution has been eliminated from the 401(k) Plan.

The Company maintains The McClatchy Company Benefit Restoration Plan (the “Benefit Restoration Plan”) and The McClatchy Company Bonus Recognition Plan (the “Bonus Recognition Plan”), in which our NEOs participate.  In 2018, these plans will provide a 2% matching contribution and supplemental contribution on salary in excess of the $275,000 compensation limit under the Benefit Restoration Plan and a 2% matching contribution and a supplemental contribution on the participants’ bonus under the Bonus Recognition Plan. No supplemental or matching contribution is made under either plan for a year in which the matching or supplemental contribution under the 401(k) Plan is suspended.

The McClatchy Company Executive Supplemental Retirement Plan.

In January 2018, the Compensation Committee and the Board of Directors approved the adoption of The McClatchy Company Executive Supplemental Retirement Plan (the “Executive Supplemental Plan”), effective on January 1, 2018 for the 2018 fiscal year and thereafter, to promote retirement accumulation among senior executives and retention of such executives through vesting. Under the Executive Supplemental Retirement Plan, participants, including the Company’s NEOs, receive annual credits equal to ten percent (10%) of base salary. Under the Executive Supplemental Plan, full vesting occurs 10 years after first participating in the plan, with no partial vesting until 5 years have elapsed from first becoming a participant. A participant becomes fully vested immediately upon separation from service on account of disability, death, retirement on or after age 55 with ten years of service or, involuntary termination by the Company or its affiliates without “cause” (as defined in the Executive Supplemental Plan).

Prior to each calendar year, the Compensation Committee will approve a list of executive officers and/or other key employees who will be active participants under the Executive Supplemental Plan for the upcoming calendar year. The Company may, in its sole discretion terminate, partially or completely, the Executive Supplemental Plan at any time.

Tax Considerations

In evaluating compensation program alternatives, the Compensation Committee generally considered the potential impact on the Company of Section 162(m) of the Code (“Section 162(m)”).  Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other named executive officers (“covered employees”). At the time that the Compensation Committee implemented the compensation programs for fiscal year 2017, Section 162(m) exempted qualifying performance-based compensation from the deduction limit if certain requirements were met.  However, this exception was repealed by the tax reform legislation signed into law on December 22, 2017, generally referred to as the Tax Cuts and Jobs Act.  In addition, the Tax Cuts and Jobs Act generally expanded the number of persons considered to be covered employees under Section 162(m), which expansion now includes the chief financial officer, among others, as a covered employee.  As a result, it is uncertain whether compensation that the Compensation Committee originally intended to be structured as performance-based compensation under Section 162(m), or compensation paid to the chief financial officer, will be deductible.  In 2017, payments to our CEO resulted in payments in excess of the limitation under Section 162(m).

As a general matter, in making its previous compensation decisions for the Company’s covered employees, the Compensation Committee endeavored to maximize deductibility of compensation under Section 162(m) to the extent practicable under then-applicable law while maintaining competitive compensation. The Compensation Committee, however, believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and its shareholders, even if such approach results in certain amounts that may be payable in excess of $1 million to not be deductible under Section 162(m).

Summary Compensation Table. The following tables set forth the annual compensation paid or accrued by McClatchy for the NEOs for the fiscal year ended December 31, 2017.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Stock	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	Awards	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)	(g)(3)	(h)(4)	(i)(5)	(j)
Craig I. Forman (6)	2017	$823,846	$900,000	$552,694	$—	$—	$—	$81,880	$2,358,420
President and
Chief Executive Officer

Elaine Lintecum	2017	$475,000	$—	$145,256	$—	$147,700	$89,225	$4,588	$861,769
Vice President, Finance	2016	$475,000	$—	$77,274	$—	$129,825	$84,456	$4,589	$771,144
and Chief Financial Officer	2015	$466,923	$—	$151,290	$—	$70,038	$—	$4,496	$692,747

Tim Grieve (7)	2017	$400,000	$—	$94,072	$—	$47,000	$—	$16,212	$557,284
Vice President, News

Billie McConkey	2017	$440,000	$—	$128,667	$—	$109,680	$—	$20,140	$698,487
Vice President, Human	2016	$440,000	$—	$62,010	$—	$66,000	$—	$20,102	$588,112
Resources, General Counsel	2015	$274,615	$50,000	$91,938	$—	$46,731	$—	$283,993	$747,277
and Corporate Secretary

Mark Zieman	2017	$675,000	$—	$205,770	$—	$218,781	$128,981	$20,561	$1,249,093
Vice President,	2016	$675,000	$—	$114,162	$—	$201,563	$69,968	$20,536	$1,081,229
Operations	2015	$621,192	$—	$227,304	$—	$62,288	$—	$19,733	$930,517

Patrick Talamantes (8)	2017	$79,615	$—	$—	$—	$—	$139,576	$2,074,327	$2,293,518
Former President and	2016	$900,000	$—	$244,542	$—	$360,000	$64,216	$20,918	$1,589,676
Chief Executive Officer	2015	$873,229	$—	$567,522	$—	$168,300	$—	$20,363	$1,629,414

Christian Hendricks(9)	2017	$436,385	$—	$121,720	$—	$20,925	$219,870	$873,185	$1,672,085
Former Vice President,	2016	$465,000	$—	$74,412	$—	$112,195	$99,282	$20,193	$771,082
Products, Marketing and Innovation	2015	$444,062	$—	$153,504	$—	$36,768	$—	$19,494	$653,828

(1)

Amounts shown in column (d) reflect (i) Mr. Forman's bonus under the CEO Bonus Plan, which was guaranteed to be paid at 100% for fiscal year 2017 pursuant to the Forman Employment Agreement (defined below) and (ii) the signing bonus paid to Ms. McConkey in connection with her commencement of employment with the Company in 2015.

(2)

Amounts shown in column (e) reflect the dollar amount recognized for financial statement reporting purposes for RSUs awarded in 2017, 2016 and 2015. Values of stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 using the assumptions included in footnote 9 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 31, 2017.

(3)

Amounts shown in column (g) reflect the amounts earned under the MBO Plan for the other NEOs (other than Messrs. Forman and  Talamantes) and earned under the 2015 Cash L-TIP payout, described in the “Compensation Discussion and Analysis” above. For Mr. Hendricks, this amount only reflects the amount earned as his cash incentive under the MBO Plan for the first half of fiscal year 2017. For Mr. Talamantes, the amounts shown reflect the amounts earned as annual cash incentives under the CEO Bonus Plan during fiscal year 2016 and 2015.

(4)

Amounts shown in column (h) represent solely the aggregate change in the actuarial present value of the participating NEOs’ accumulated benefit under the Pension Plan and the SERP (or, for Mr. Zieman, the KR BRP) from the measurement date used for financial statement reporting purposes from 2016 to 2017, 2015 to 2016, and 2014 to 2015, respectively. These plans were frozen to new accruals effective as of March 31, 2009 and February 4, 2009, respectively, and no participants in these plans, including the NEOs, have received additional benefits or enhancements since 2008. Although we did not make any changes in our pension plans (including our SERP and the KR BRP) to increase the amount of the pension benefits payable under the plans, and, in fact, froze our pension plans (including our SERP and the KR BRP) early in 2009 so that participants, including the NEOs, do not earn any additional benefits due to additional years of service or additional compensation, there was a significant increase in value shown in the table above for 2016 to 2017 and 2015 to 2016, due in part to declining interest rates and to a change in how mortality improvement is projected. For 2014 to 2015, because of an increase in the interest rates used to calculate the present value of the benefit, the change in pension value was negative.

For 2017, the present value of the aggregate accumulated benefit was determined using a RP 2014 mortality table and interest rates of 3.91% for the Pension Plan, 3.89% for the SERP, and 3.85% for the KR BRP. For 2016, the present value of the aggregate accumulated benefit was determined using the RP 2014 mortality table and interest rates of 4.53% for the Pension Plan, 4.50% for the SERP, and 4.40% for the KR BRP. For 2015, the present value of the aggregate accumulated benefit was determined using a RP 2014 mortality table and interest rates of 4.72% for the Pension Plan, 4.72% for the SERP, and 4.65% for the KR BRP.

(5)

Amounts in column (i) include the benefits, received by each NEO, enumerated below. Pursuant to Instruction 4 to Item 402(c)(2)(ix), dollar values for benefits have only been specified below to the extent they are the greater of $25,000 or 10% of the total amount shown in column (i) for such NEO.

•	Premiums to continue life insurance coverage under the McClatchy Group Executive Life Insurance Plan at a level not otherwise available under McClatchy’s standard life insurance coverage.

•	Premiums to provide long-term disability coverage at a level greater than that provided under McClatchy’s standard long-term disability program.

•	Company-paid premiums toward the cost of health coverage under McClatchy’s group health insurance plan.

•

In connection with Ms. McConkey's commencement of employment as the Company's Vice President, Human Resources in 2015 and her relocation to the Sacramento metropolitan area, the Company provided relocation benefits totaling $171,256 and a tax gross-up payment with respect to these relocation benefits, which totaled $100,242.

•

In connection with Mr. Forman's commencement of employment as the Company’s President and CEO in 2017 and his relocation to the Sacramento metropolitan area, he received a $12,533 payment as reimbursement for moving expenses.

•

Pursuant to the Forman Employment Agreement (defined below), Mr. Forman is entitled to receive a monthly housing allowance equal to $5,000 per month.  For 2017, the Company paid him a total housing allowance of $55,000.

•

Upon his termination of employment on January 25, 2017, Mr. Talamantes received (i) a severance payment (including a payment in lieu of notice) equal to $1,498,846 and (ii) accelerated vesting of his 42,900 outstanding, unvested RSUs, in the aggregate amount equal to $504,504, which vested and were valued for this purpose based on the closing market price of our Class A Common Stock as of January 25, 2017 ($11.76 per share) but were delivered on August 1, 2017, the first day of the seventh month following Mr. Talamantes’ termination of employment, pursuant to the terms of the applicable RSU award agreements.  In addition, Mr. Talamantes received a $69,231 payment representing his accrued but unused vacation.

•

Upon his termination of employment on November 30, 2017, Mr. Hendricks received (i) prorated payment with respect of the 2015 Cash L-TIP and the 2016 Cash L-TIP equal to $130,793, (ii) accelerated vesting of his outstanding Retention Cash Award equal to $465,000, (iii) accelerated vesting of his 13,780 outstanding, unvested RSUs and his 5,000 Retention RSUs, in an aggregate amount equal to $192,495, which vested, and (iv) a pro-rated cash incentive under the MBO Plan for the second half of 2017. The RSUs and Retention RSUs that vested in connection with Mr. Hendricks’ termination of employment were valued for this purpose based on the closing market price of our Class A Common Stock as of November 30, 2017, ($10.25 per share) and the RSUs (other than the Retention RSUs) will be delivered on the first day of the seventh month following Mr. Hendricks’ termination of employment, pursuant to the terms of the applicable RSU award agreements. In addition, Mr. Hendricks received a $35,769 payment representing his accrued but unused vacation.

(6)	Mr. Forman was appointed to serve as the Company's President and CEO in January 2017 and was not an NEO for fiscal years 2016 or 2015.

(7)	Mr. Grieve commenced employment with the Company in 2015 and was not an NEO for fiscal years 2016 or 2015.

(8)	Mr. Talamantes’ employment terminated on January 25, 2017.

(9)	Mr. Hendricks’ employment terminated on November 30, 2017.

Grants of Plan-Based Awards. The following table contains information concerning grants of equity and non-equity compensation to the NEOs during the fiscal year ended December 31, 2017.

Grants of Plan-Based Awards

										All Other
										Stock
										Awards:		All Other
										Number of		Option		Grant
	Date									Shares		Awards:	Exercise	Date Fair
	Approved		Estimated Future Payouts				Estimated Future Payouts			of		Number of	or Base	Value of
	by the Board		Under Non-Equity Incentive				Under Equity Incentive			Stock		Securities	Price of	Stock and
	or		Plan Awards				Plan Awards			or		Underlying	Option	Option
	Compensation	Grant	Threshold	Target		Maximum	Threshold	Target	Maximum	Units		Options	Awards	Awards
Name	Committee	Date	($)	($)		($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	($)
(a)	(b)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
Craig I. Forman	01/25/2017	01/25/2017	$—	$900,000	(4)	$—	—	—	—	—		—	$—	$—
	01/25/2017	02/14/2017	$—	$—		$—	—	—	—	25,125	(1)	—	$—	$286,928
	02/23/2017	02/23/2017	$308,674	$1,234,695	(2)	$2,469,390	—	—	—	—		—	$—	$—
	02/23/2017	02/23/2017	$—	$—		$—	—	—	—	23,070	(3)	—	$—	$265,766
Elaine Lintecum	12/16/2016	12/16/2016	$—	$285,000	(6)	$—	—	—	—	—		—	$—	$—
	02/23/2017	02/23/2017	$97,791	$391,165	(2)	$782,330	—	—	—	—		—	$—	$—
	02/23/2017	02/23/2017	$—	$—		$—	—	—	—	7,290	(3)	—	$—	$83,981
	02/23/2017	05/17/2017	$—	$—		$—	—	—	—	7,500	(5)	—	$—	$61,275
Tim Grieve	12/16/2016	12/16/2016	$—	$200,000	(6)	$—	—	—	—	—		—	$—	$—
	02/23/2017	02/23/2017	$61,718	$246,870	(2)	$493,740	—	—	—	—		—	$—	$—
	02/23/2017	02/23/2017	$—	$—		$—	—	—	—	4,620	(3)	—	$—	$53,222
	02/23/2017	05/17/2017	$—	$—		$—	—	—	—	5,000	(5)	—	$—	$40,850
Billie McConkey	12/16/2016	12/16/2016	$—	$264,000	(6)	$—	—	—	—	—		—	$—	$—
	02/23/2017	02/23/2017	$78,181	$312,725	(2)	$625,450	—	—	—	—		—	$—	$—
	02/23/2017	02/23/2017	$—	$—		$—	—	—	—	5,850	(3)	—	$—	$67,392
	02/23/2017	05/17/2017	$—	$—		$—	—	—	—	7,500	(5)	—	$—	$61,275
Mark Zieman	12/16/2016	12/16/2016	$—	$506,250	(6)	$—	—	—	—	—		—	$—	$—
	02/23/2017	02/23/2017	$144,036	$576,145	(2)	$1,152,290	—	—	—	—		—	$—	$—
	02/23/2017	02/23/2017	$—	$—		$—	—	—	—	10,770	(3)	—	$—	$124,070
Patrick Talamantes (7)	02/23/2017	05/17/2017	$—	$—		$—	—	—	—	10,000	(5)	—	$—	$81,700
Christian Hendricks (8)	12/16/2016	12/16/2016	$—	$261,831	(6)	$—	—	—	—	—		—	$—	$—
	02/23/2017	02/23/2017	$93,568	$374,270	(2)	$748,540	—	—	—	—		—	$—	$—
	02/23/2017	02/23/2017	$—	$—		$—	—	—	—	7,020	(3)	—	$—	$80,870

(1)

The amount represents Sign-On RSUs, which vest in two equal installments on each of January 24, 2018, and January 24, 2019, based on continued service. Value represents the full grant date fair value of the Sign-On RSUs, as computed in accordance with FASB ASC Topic 718, using the assumptions included in footnote 9 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 31, 2017.

(2)

The table includes the 2017 Cash L-TIP.  However, as described in the “Compensation Discussion and Analysis” above, the senior executives of the Company voluntarily forfeited the 2017 Cash L-TIP cash grants in connection with cost-savings measures undertaken by the Company.

(3)

The amount represents annual RSUs, which vest in three equal annual installments beginning on March 1, 2018, based on continued service.    Value represents the full grant date fair value of the RSUs, as computed in accordance with FASB ASC Topic 718, using the assumptions included in footnote 9 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 31, 2017.

(4)

The amount represents the target bonus under the CEO Bonus Plan for Mr. Forman, who received the minimum guaranteed annual cash incentive of $900,000 under the CEO Bonus Plan pursuant to the terms of the Forman Employment Agreement (defined below).

(5)

The amount represents Retention RSUs, which vest in full on January 25, 2019, based on continued service. While the Compensation Committee approved the grant of the Retention RSUs in February 2017, the Retention RSU grants were subject to approval of the Amended and Restated 2012 Incentive Plan by the Company's shareholders at the 2017 Annual Meeting of Shareholders. Value represents the full grant date fair value of the Retention RSUs, as computed in accordance with FASB ASC Topic 718, using the assumptions included in footnote 9 to the Company’s audited financial statements contained in its Form 10-K for the year ended December 31, 2017.

(6)

The amount represents the target bonuses under the MBO Plan for the first half and second half of fiscal year 2017. For Mr. Hendricks, the target bonus is based on his actual base salary paid for fiscal year 2017. The amounts actually paid to the NEOs under the MBO Plan for the first half and second half of fiscal year 2017 are as follows: $62,700 to Elaine Lintecum; $47,000 to Tim Grieve; $64,680 to Billie McConkey; $103,781 to Mark Zieman; and $51,508 to Christian Hendricks. Under the MBO Plan there are no minimum amounts payable for a certain level of performance and there are no maximum payouts possible above the target. Thus, there are no thresholds or maximums (or equivalent items) applicable to these awards.

(7)	Mr. Talamantes’ employment terminated on January 25, 2017.

(8)	Mr. Hendricks’ employment terminated on November 30, 2017.

Outstanding Equity Awards at Fiscal 2017 Year End. The following table sets forth information concerning the outstanding equity awards held by the NEOs as of December 31, 2017.

Outstanding Equity Awards at Fiscal 2017 Year-End

										Equity	Equity
				Equity						Incentive	Incentive
				Incentive						Plan Awards:	Plan Awards:
				Plan			Stock Awards		Market	Number of	Market or
	Option Awards			Awards:			Number of		Value of	Unearned	Payout Value
	Number of		Number of	Number of			Shares or		Shares or	Shares, Units	of Unearned
	Securities		Securities	Securities			Units of		Units of	or Other	Shares, Units
	Underlying		Underlying	Underlying	Option		Stock		Stock That	Rights That	or Other
	Unexercised		Unexercised	Unexercised	Exercise	Option	That Have		Have Not	Have Not	Rights That
	Options(#)		Options(#)	Unearned	Price	Expiration	Not		Vested($)	Vested	Have Not
Name	Exercisable		Unexercisable	Options(#)	($)	Date	Vested(#)		(13)	(#)	Vested($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Craig I. Forman	—		—	—	$—	—	23,070	(1)	$206,015	—	—
	—		—	—	$—	—	25,125	(2)	$224,366	—	—

Elaine Lintecum	—		—	—	$—	—	7,290	(1)	$65,100	—	—
	—		—	—	$—	—	7,500	(3)	$66,975	—	—
	—		—	—	$—	—	4,860	(4)	$43,400	—	—
	—		—	—	$—	—	2,050	(5)	$18,306	—	—
	5,250	(6)	—	—	$24.60	2/21/2023	—		$—	—	—
	1,000	(7)	—	—	$27.60	2/22/2022	—		$—	—	—
	500	(8)	—	—	$40.80	2/23/2021	—		$—	—	—

Tim Grieve	—		—	—	$—	—	4,620	(1)	$41,257	—	—
	—		—	—	$—	—	5,000	(3)	$44,650	—	—
	—		—	—	$—	—	620	(4)	$5,536	—	—

Billie McConkey	—		—	—	$—	—	5,850	(1)	$52,241	—	—
	—		—	—	$—	—	7,500	(3)	$66,975	—	—
	—		—	—	$—	—	3,900	(4)	$34,827	—	—
	—		—	—	$—	—	1,540	(5)	$13,752	—	—

Mark Zieman	—		—	—	$—	—	10,770	(1)	$96,176	—	—
	—		—	—	$—	—	10,000	(3)	$89,300	—	—
	—		—	—	$—	—	7,180	(4)	$64,118	—	—
	—		—	—	$—	—	3,080	(5)	$27,504	—	—
	7,125	(6)	—	—	$24.60	2/21/2023	—		$—	—	—
	4,000	(7)	—	—	$27.60	2/22/2022	—		$—	—	—
	550	(8)	—	—	$40.80	2/23/2021	—		$—	—	—
	1,500	(9)	—	—	$17.00	12/16/2018	—		$—	—	—
	1,400	(10)	—	—	$90.70	3/6/2018	—		$—	—	—

Patrick Talamantes (11)	—		—	—	$—	—	—		$—	—	—

Christian Hendricks (12)	—		—	—	$—	—	—		$—	—	—
	—		—	—	$—	—	—		$—	—	—
	—		—	—	$—	—	—		$—	—	—
	5,100	(6)	—	—	$24.60	2/21/2023	—		$—	—	—
	2,500	(7)	—	—	$27.60	2/22/2022	—		$—	—	—
	6,000	(8)	—	—	$40.80	2/23/2021	—		$—	—	—

(1)	One-third of the RSUs vests on each of March 1, 2018, March 1, 2019 and March 1, 2020 based on continued service.

(2)	One-half of the Sign-On RSUs vests on each of January 24, 2018 and January 24, 2019 based on continued service.

(3)	The Retention RSUs vest in full on January 25, 2019 based on continued service.

(4)	One-third of the RSUs vests on each of March 1, 2017, March 1, 2018 and March 1, 2019 based on continued service.

(5)	One-third of the RSUs vests on each of March 1, 2016, March 1, 2017 and March 1, 2018 based on continued service.

(6)	One-quarter of the SARs vested on each of March 1, 2014, March 1, 2015, March 1, 2016 and March 1, 2017.

(7)	One-quarter of the SARs vested on each of March 1, 2013, March 1, 2014, March 1, 2015 and March 1, 2016.

(8)	One-quarter of the SARs vested on each of March 1, 2012, March 1, 2013, March 1, 2014 and March 1, 2015.

(9)	One-quarter of the SARs vested on each of March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013.

(10)	One-quarter of the SARs vested on each of March 1, 2009, March 1, 2010, March 1, 2011 and March 1, 2012.

(11)	Mr. Talamantes' employment terminated on January 25, 2017.

(12)

Mr. Hendricks' employment terminated on November 30, 2017, after he had accumulated 10 or more continuous years of service and at a time when he was age 55 or above. As a result, pursuant to the respective SAR award agreements, Mr. Hendricks' SARs will remain outstanding and exercisable until the earlier of the expiration date set forth in the table above or November 30, 2020, which is three years after his termination of employment.

(13)

Market value calculated by multiplying the closing market price of our Class A Common Stock on December 29, 2017 ($8.93 per share) by the number of units of stock. December 29, 2017 was the last trading day of our fiscal year, which ended on December 31, 2017.

Option Exercises and Stock Vesting Table.

2017 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares		Value
	Acquired on	Realized	Acquired		Received
	Exercise	on Exercise	on		on Vesting
Name	(#)	($)	Vesting (#)		($)
Craig I. Forman	—	—	—		—
Elaine Lintecum	—	—	5,670	(1)	63,221
Tim Grieve	—	—	310	(1)	3,457
Billie McConkey	—	—	3,490	(1)	38,914
Mark Zieman	—	—	8,160	(1)	90,984
Patrick Talamantes	—	—	42,900	(2)	504,504
Christian Hendricks	—	—	24,280	(3)	253,820

(1)

Amounts represent the total number of shares that were acquired upon vesting of outstanding RSUs on March 1, 2017. Actual number of shares received was net of shares withheld to pay taxes. The value was calculated by multiplying the closing market price of our Class A Common Stock on March 1, 2017 ($11.15 per share) by the number of shares of stock.

(2)

Mr. Talamantes’ employment terminated on January 25, 2017. Amount represents the total number of shares that were acquired upon vesting of Mr. Talamantes’ outstanding RSUs in connection with his termination of employment on January 25, 2017.  Actual number of shares received was net of shares withheld to pay taxes.  The value was calculated by multiplying the closing market price of our Class A Common Stock on January 25, 2017 ($11.76 per share) by the number of shares of stock. The RSUs vested and were valued for this purpose as of January 25, 2017 but were delivered on August 1, 2017, the first day of the seventh month following Mr. Talamantes’ termination of employment, pursuant to the terms of the applicable RSU award agreements.

(3)

Mr. Hendricks’ employment terminated on November 30, 2017. In addition to the 5,500 RSUs that vested on March 1, 2017 based on his continued service through such date, this amount includes the vesting of 13,780 RSUs and 5,000 Retention RSUs that vested as of Mr. Hendricks’ termination of employment. Actual number of shares received was net of shares withheld to pay taxes. The value was calculated by multiplying the closing market price of our Class A Common Stock on March 1, 2017 ($11.15 per share) or on November 30, 2017 ($10.25 per share), as applicable, by the number of shares of stock. The RSUs and Retention RSUs that vested in connection with Mr. Hendricks’ termination of employment were valued for this purpose as of November 30, 2017, and the RSUs (other than the Retention RSUs) will be delivered on the first day of the seventh month following Mr. Hendricks’ termination of employment, pursuant to the terms of the applicable RSU award agreements.

Pension Benefits Table. The following table sets forth the present value of accumulated pension benefits for each of the NEOs under McClatchy’s Pension Plan, McClatchy’s SERP, and for Mr. Zieman only, the KR BRP during the fiscal year ended December 31, 2017. The values are based on the earliest age at which an NEO is entitled to receive unreduced benefits under the respective plan; except for Mr. Talamantes and Mr. Hendricks, who became entitled to benefits upon their termination, so the values are based on each executive’s actual commencement of benefits. As set forth above, Mr. Forman, Mr. Grieve and Ms. McConkey are not participants in any McClatchy-sponsored pension plan due to their employment commencement date and thus do not have an accumulated pension benefit under the Pension Plan or the SERP. Effective March 31, 2009 and February 4, 2009, respectively, benefit accruals under the Pension Plan and under the SERP and the KR BRP were frozen for all participants. Under the SERP, the age of unreduced benefits is age 62 for

Mr. Talamantes, Ms. Lintecum and Mr. Hendricks. For Mr. Zieman, who receives nonqualified benefits under the KR BRP, the unreduced benefits age is 65. In the case of Mr. Talamantes, Ms. Lintecum and Mr. Hendricks, the unreduced benefits age is 62 under the Pension Plan. For Mr. Zieman, the unreduced benefits age is 65, under the Pension Plan. The present value calculation reflects the amount of such benefit payable as a lump sum. As further described in the discussion following this table, neither the Pension Plan, SERP, nor the KR BRP benefit is payable as a lump sum benefit. Under the terms of the Pension Plan, the SERP, and the KR BRP, these benefits would be payable as a single life annuity, or a joint and 100% survivor annuity, if the participant was married as of the annuity commencement date.

2017 Pension Benefits

		Number of		Payments
		Years	Present Value	During Last
		Credited	of Accumulated	Fiscal Year
Name (a)	Plan Name (b)	Service (#) (c)	Benefit ($)(1) (d)	($)(e)(2)
Craig I. Forman	Supplemental Executive Retirement Plan	—	$—	$—
	The McClatchy Retirement Plan	—	$—	$—
Elaine Lintecum	Supplemental Executive Retirement Plan	20.25	$430,623	$—
	The McClatchy Retirement Plan	20.25	$827,443	$—
Tim Grieve	Supplemental Executive Retirement Plan	—	$—	$—
	The McClatchy Retirement Plan	—	$—	$—
Billie McConkey	Supplemental Executive Retirement Plan	—	$—	$—
	The McClatchy Retirement Plan	—	$—	$—
Mark Zieman	Knight Ridder Benefit Restoration Plan (3)	11.00	$309,146	$—
	The McClatchy Retirement Plan	21.92	$625,226	$—
Patrick Talamantes	Supplemental Executive Retirement Plan	7.75	$636,020	$—
	The McClatchy Retirement Plan	7.75	$216,161	$—
Christian Hendricks	Supplemental Executive Retirement Plan	16.00	$853,116	$—
	The McClatchy Retirement Plan	16.00	$549,025	$2,272.08

(1)

Amounts represent the present value of the accumulated benefits available to each NEO under each respective pension plan. The valuation method and the material assumptions applied in quantifying the present value of the accrued benefit are the same as referenced in footnote 9 to McClatchy’s audited financial statements contained in its Form 10-K for the year ended December 31, 2017. Specifically, the assumptions used to determine the present value under the Pension Plan were a 3.91% interest rate and the RP 2014 mortality table, and to determine the present value under the SERP were a 3.89% interest rate (or 3.85% in the case of the KR BRP) and the RP 2014 mortality table. The following are the single life annuity monthly amounts payable to each NEO (other than Mr. Hendricks) under the SERP and the Pension Plan, respectively, at the earliest age of unreduced retirement benefit under the respective plan, as described in the narrative above: (a) Mr. Forman, $0 and $0; (b) Ms. Lintecum, $2,288.71 and $4,407.41; (c) Mr. Grieve, $0 and $0; (d) Ms. McConkey, $0 and $0; (e) under the KR BRP and the Pension Plan, respectively, for Mr. Zieman, $2,410.48 and $4,927.28; and (f) Mr. Talamantes, $3,178.52 and $1,925.00.

(2)

Mr. Hendricks' employment terminated on November 30, 2017. Amounts represent the joint and 100% survivor monthly amounts payable under the SERP and the Pension Plan, respectively.  Mr. Hendricks’ payments under the Pension Plan commenced in December 2017 and his payments under the SERP will commence in May 2018.

(3)

The KR BRP is similar to McClatchy’s SERP (described below) insofar as it too is designed to provide post-retirement income commensurate with the participant’s actual income levels, which cannot otherwise be taken into account under the underlying qualified retirement plan. The KR BRP does so by taking into account excess compensation, including annual incentive compensation that might have been deferred under the Knight-Ridder, Inc. Annual Incentive Deferral Plan, and by taking into account highest final average pay whether or not earned in consecutive periods. Payouts under the KR BRP may also exceed the maximum annuity payout limit applicable to the underlying qualified pension plan formula. Normal retirement age under the KR BRP is age 65.

Frozen Pension Plan. Prior to freezing the plan in March 2009, each NEO except Mr. Forman, Mr. Grieve and Ms. McConkey participated in the Pension Plan. The Pension Plan is a qualified defined benefit pension plan that was open to all eligible employees of McClatchy and other participating subsidiaries who completed an hours and service requirement to become participants in the Pension Plan. Benefits accrued as a lifetime annuity payable monthly commencing at age 65, the normal retirement age under the Pension Plan. Benefits accrued at a rate of 1.3% of “average monthly earnings” times years of benefits service up to a maximum of 35 such years. For each NEO listed above, the number of years of credited service equals their actual years of credited service with McClatchy or its subsidiaries as of March 2009. Accrued benefits vested after five years of vesting service, or, if earlier and the participant remained an employee at the time, when the participant attains age 65, the normal retirement age for each NEO under the Pension Plan. Each participating NEO was fully vested in his or her benefits under the Pension Plan as of March 2009. “Average monthly earnings” means the average monthly base pay averaged over the five consecutive calendar years that produces the highest average. Compensation earned after March 31, 2009, does not count in the determination of average monthly earnings.

Upon termination of employment, each participating NEO generally may not commence benefits prior to age 55. The Pension Plan provided a subsidized early retirement benefit to any participating NEO with 20 or more years of eligible service who works until age 55, and pursuant to which the NEO would be eligible to receive an unreduced benefit following termination of employment beginning at age 62. Finally, the Pension Plan provides for benefits to be paid in the following annuity forms: a single life annuity, or either a 50% or 100% joint survivor annuity. Lump sum payment is not available, except for certain de minimis accruals.

The Code limits the maximum benefit that may be paid under the Pension Plan by subjecting annual earnings that can be taken into account in the pension formula to a cap ($270,000 for 2017) and by limiting the amount of benefit that can be paid from the plan (for 2017, an annuity at normal retirement age cannot exceed $215,000).

Supplemental Pension Plan and the Knight-Ridder, Inc. Benefit Restoration Plan. In order to provide post-retirement income commensurate with years of service to McClatchy and taking into consideration the NEO’s actual income levels, McClatchy’s SERP and, for Mr. Zieman only, the KR BRP provided enhanced pension benefits to our NEOs except Mr. Forman, Mr. Grieve and Ms. McConkey in addition to the amounts that were permitted to accrue under the Pension Plan. Accordingly, the SERP or KR BRP benefit, as applicable, was determined without regard to the compensation limit applicable to the Pension Plan and without regard to the maximum annuity payout limit applicable to the Pension Plan. For each NEO except Mr. Forman, Mr. Grieve, Ms. McConkey, and Mr. Zieman, the SERP provided a benefit accrued at normal retirement age equal to 1.5% of “enhanced average monthly earnings” multiplied by years of Pension Plan benefit service, up to a maximum of 35 such years. “Enhanced average monthly earnings” take into account both base salary and the annual incentive compensation. The monthly average was determined for the three years of Pension Plan participation as of February 4, 2009 that produces the highest monthly average. The overall SERP benefit is offset by the benefit accrued under the Pension Plan. For Mr. Zieman, the KR BRP provided a benefit accrued at normal retirement age based on final average earnings and years of service, offset by Social Security and other offset amounts.

Normal retirement age under the SERP and the KR BRP, as applicable, is age 65 for each participating NEO. Under the SERP, an unreduced benefit was payable to a vested participant who terminates employment within three years of normal retirement age. Accordingly, each participating NEO would be entitled to an unreduced benefit commencing at age 62.

A SERP participant was vested in his or her SERP benefit after five years of benefit service. Accordingly, each of the participating NEOs was fully vested in his or her SERP benefit as of February 2009. The SERP does not provide for payment as a lump sum, but rather provides for benefit in any form provided under the Pension Plan and at the time specified in the participant’s Code Section 409A election.

Non-Qualified Deferred Compensation. As described above, McClatchy maintains a Benefit Restoration Plan and Bonus Recognition Plan. Participants are vested in the Benefit Restoration Plan and Bonus Recognition Plan (together, the “Plans”) after three years of employment with the Company. All of the NEOs except Mr. Forman and Mr. Grieve are vested in the Plans. Except in the case of termination of employment due to a participant’s death or disability, a participant’s eligible benefits under the Plans will be distributed to vested employees following the close of each year in which benefits are earned without interest. In the case of a termination of employment due to a participant’s death, the full amount of the participant’s account will be paid to the participant’s beneficiary in a single lump sum.

On September 29, 2016, while serving as a non-employee director of the Company, Mr. Forman received 4,500 shares of our Class A Common Stock and elected to defer receipt of this award until his termination of service pursuant to The McClatchy Director Deferral Program.

2017 Nonqualified Deferred Compensation

		Registrant	Aggregate		Aggregate
	Executive	Contributions	Earnings	Aggregate	Balance at
	Contributions in	in Last Fiscal	in Last	Withdrawals/	Last Fiscal
	Last Fiscal Year	Year	Fiscal Year	Contributions	Year End
Name	($)	($)	($)(1)	($)	($)(2)(3)
Craig I. Forman	$—	$—	$—	$—	$40,185
Elaine Lintecum	$—	$—	$—	$—	$—
Tim Grieve	$—	$—	$—	$—	$—
Billie McConkey	$—	$—	$—	$—	$—
Mark Zieman	$—	$—	$—	$—	$—
Patrick Talamantes	$—	$—	$—	$—	$—
Christian Hendricks	$—	$—	$—	$—	$—

(1)

The matching contributions and supplemental contributions for employees under the 401(k) Plan have been frozen since March 31, 2009.  No earnings on matching contributions or supplemental contributions under the Bonus Recognition Plan or the Benefit Restoration Plan were reported as compensation to any NEO in the Company’s Summary Compensation Table for fiscal year 2017.

(2)

Mr. Forman received an award of 4,500 shares of our Class A Common Stock and elected, pursuant to The McClatchy Director Deferral Program, to defer receipt of this award until his termination of service.  The market value is calculated by multiplying the closing market price of our Class A Common Stock on December 29, 2017 ($8.93 per share) by the number of deferred stock units.  December 29, 2017 was the last trading day of our fiscal year, which ended on December 31, 2017.  This amount has not been reported as compensation in the Company’s Summary Compensation Table for any prior year, but this amount was included in the Director Compensation table for fiscal year 2016.

(3)	No amounts under the Bonus Recognition Plan or the Benefit Restoration Plan were reported as compensation to any NEOs in the Company’s Summary Compensation Table for any prior fiscal years.

Potential Payments Upon Termination of Employment and Change in Control

Mr. Forman CEO Employment Agreement.

Effective January 25, 2017, the Company and Mr. Forman entered into an employment agreement (the “Forman Employment Agreement”). The original term of the Forman Employment Agreement is two years unless terminated earlier by the Company or Mr. Forman.  Mr. Forman’s annual base salary is set at $900,000, which may be increased by the Compensation Committee during the term. Mr. Forman will be eligible to receive an annual cash bonus for the Company’s fiscal years 2017 and 2018 (the “Annual Cash Incentive”) based on performance objectives established by the Committee each such fiscal year, with a guaranteed minimum Annual Cash Incentive for fiscal year 2017, as discussed below. Mr. Forman’s target Annual Cash Incentive amount for each such fiscal year will be 100% of his base salary or such higher amount as designated by the Compensation Committee.  For fiscal year 2017, Mr. Forman received a guaranteed Annual Cash Incentive of $900,000 since he remained employed by the Company on the last day of such fiscal year.

Pursuant to the terms of the Forman Employment Agreement, Mr. Forman received Sign-On RSUs covering 25,125 shares of the Company’s Class A Common Stock, which vested 50% on January 24, 2018 and will vest 50% on January 24, 2019, subject to Mr. Forman’s continued service. The Sign-On RSUs will vest fully and automatically if Mr. Forman’s employment with the Company terminates on account of death or “disability”, or if Mr. Forman is involuntarily terminated by the Company without “cause” or resigns for “good reason” (each as defined below).

In addition to the Sign-On RSUs, for the fiscal year 2017, Mr. Forman received an annual grant covering 23,070  shares of the Company’s Class A Common Stock,  which was made at the time annual grants were made to other senior executives (the “2017 Annual RSU”).  The 2017 Annual RSU will vest one-third on each of March 1, 2018, March 1, 2019 and March 1, 2020, subject to Mr. Forman’s continued service on such dates.  The 2017 Annual RSU will vest fully and automatically in the event Mr. Forman’s employment with the Company terminates on account of death or “disability”, or if Mr. Forman is involuntarily terminated by the Company without “cause” or resigns for “good reason” (each as defined below).

Mr. Forman is entitled to participate in any health, welfare and other benefit plans, programs or arrangements offered to him by the Company, subject to certain requirements described in the Forman Employment Agreement. During the term of the Forman Employment Agreement, Mr. Forman is authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties, and will be reimbursed by the Company for such expenses upon presentation of appropriate documentation. During the term of the Forman Employment Agreement, Mr.

Forman will also receive a monthly housing allowance equal to $5,000 per month, payable monthly, subject to required withholding taxes. The Company will reimburse Mr. Forman for certain expenses incurred in relocating to the Sacramento area, if such expenses are incurred by December 31, 2017.

If Mr. Forman is terminated by the Company for any other reason than “cause” or “disability” or he resigns for “good reason” (each as defined below), he will be entitled to (i) his Accrued Compensation (described below), (ii) a lump sum payment equal to $1 million (the “Severance Payment”), and (iii) complete vesting of his Sign-On RSUs and 2017 Annual RSU.

In the event of (i) Mr. Forman’s involuntary termination, other than an involuntary termination by the Company without “cause,”  or (ii) Mr. Forman’s voluntarily termination other than for “good reason,” he will be entitled only to his Accrued Compensation (described below).

In the event of Mr. Forman’s “disability” (defined below), he will be entitled to (i) his Accrued Compensation (described below) and (ii) complete vesting of his Sign-On RSUs and 2017 Annual RSU.

Under the Forman Employment Agreement, Mr. Forman’s “Accrued Compensation” consists of (i) any unpaid base salary owed to Mr. Forman for services rendered to the termination date, (ii) all vested benefits under applicable written plans and programs maintained by the Company, subject to the terms and conditions of such plans or programs, (iii) reimbursement of reasonable business expenses and disbursements in accordance with the Company’s applicable written policy, and (iv) any accrued but unpaid vacation payable in connection with a termination of employment under the Company’s applicable vacation policy.

As a condition to receive the Severance Payment, Mr. Forman will be required to execute and deliver a waiver and release agreement.

For purposes of the Forman Employment Agreement:

•

“cause” means (i) Mr. Forman’s willful failure to substantially perform his duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, or (ii) Mr. Forman’s willful act of gross misconduct that is materially injurious to the Company;

•

“good reason” means (i) Mr. Forman’s demotion or reduction in his base salary by 10% or more, without his written consent, (ii) the Company’s failure to pay material compensation when due and payable, (iii) a material reduction in his responsibility or authority (including, without limitation, loss of the title or functions of the President and CEO of the Company or its successor), (iv) the Company’s material breach of any other provisions of the Forman Employment Agreement, (v) removal of Mr. Forman from the Company’s Board or failure of Mr. Forman to be re-elected to the Board, or (vi) relocation by more than fifty (50) miles of the Company’s headquarters from Sacramento, California; and

•

“disability” means Mr. Forman’s inability, at the time notice is given, to perform his duties under the Forman Employment Agreement for a period of not less than six consecutive months as a result of an illness or injury, as determined for purposes of the Company’s long-term disability income insurance.

Mr. Talamantes 2015 CEO Employment Agreement

Effective May 2015, the Company and Mr. Talamantes entered into an employment agreement (the “Talamantes  Employment Agreement”). On January 25, 2017, Mr. Talamantes left the Company. His end of service was treated as a termination without “cause” under the Talamantes Employment Agreement, and he received the severance payments and benefits described below for such termination. On February 24, 2017, Mr. Talamantes and the Company entered into a waiver and general release agreement (the “Release Agreement”) in connection with his departure. Pursuant to the Release Agreement, Mr. Talamantes received as severance the gross lump sum amount of $1,350,000, which is the equivalent of 1.5 times base salary at the rate in effect at the time of employment termination. In addition, Mr. Talamantes received (1) a $135,000 payment in respect of his annual cash incentive for fiscal year 2016; (2) a $225,000 payment in respect of the Company’s long-term performance-based cash program made under the Company’s 2014 LTIP; and (3) accelerated vesting of 42,900 RSUs previously granted to Mr. Talamantes.  Pursuant to the Release Agreement, Mr. Talamantes

agreed to grant a general release to the Company and to continue to be bound by certain restrictive covenants including confidentiality, non-solicitation and non-disparagement provisions set forth in the Talamantes Employment Agreement.

Executive Equity Award Agreements.

Pursuant to McClatchy’s form of RSU award agreement for executives, a grantee’s outstanding, unvested RSUs become fully vested upon a “change in control” (as defined in the Amended and Restated 2012 Incentive Plan). In addition, a grantee’s outstanding, unvested RSUs will become fully vested upon (i) a termination on account of death or disability, (ii) a termination by the Company without “cause,” (iii) a resignation for “good reason,” or (iv) a termination for any reason if the grantee has accumulated 10 or more continuous years of service and is age 55 or older (as such terms are defined in the Amended and Restated 2012 Incentive Plan or the applicable award agreement).

Pursuant to McClatchy’s form of SAR award agreement for executives, a grantee’s outstanding, unvested SARs become fully vested upon a “change in control” (as defined in the Amended and Restated 2012 Incentive Plan). In addition, a grantee’s outstanding, unvested SARs (i) will become fully vested if the grantee ceases employment after having accumulated 10 or more continuous years of service (A) on account of death or disability or (B) for any reason when the grantee is age 62 or older, or (ii) will vest with respect to two additional time-based vesting installments if the grantee ceases employment after having accumulated 10 or more continuous years of service for any reason when the grantee is between age 55 and age 62.

Cash L-TIP.

If a holder of a Cash L-TIP award terminates employment with the Company on account of (i) “retirement,” (ii) death, or (iii) disability, the holder becomes eligible for a pro-rated payment with respect to the Cash L-TIP award for each year in the performance cycle that the holder remained employed and that the Company met certain FCF budget thresholds. For this purpose, “retirement” means termination of employment if the holder has accumulated 10 or more continuous years of service and is age 55 or older.

Retention Cash Awards and Retention RSUs.

To be eligible to receive payment of the Retention Cash Award, each NEO must remain employed by the Company or a subsidiary of the Company through the applicable vesting date, but the unpaid portion(s) of the Retention Cash Award will be paid earlier if the NEO’s employment is terminated due to (i) death, (ii) “disability” (as defined in the Retention Plan), or (iii)(A) an involuntary termination without “cause” or resignation for “good reason” (each as defined in the Retention Plan), provided the NEO (B) executes, delivers and does not revoke a waiver and release agreement within 45 days of the termination date.

To be eligible to vest in the Retention RSUs, an NEO must remain employed by the Company or a subsidiary of the Company through the applicable vesting date, but the Retention RSUs will vest earlier (i) if the NEO’s employment is terminated due to (A) death, (B) “disability” (as defined in the Amended and Restated 2012 Incentive Plan), or (C) an involuntary termination without “cause” or resignation for “good reason” (each as defined in the applicable award agreement), or (ii) upon a change in control (as defined in the Amended and Restated 2012 Incentive Plan) in which outstanding awards are not assumed or substituted for while the NEO remains employed by the Company or a subsidiary of the Company.

Potential Walk-Away Payments.

The following table sets forth quantitative information with respect to potential payments to Mr. Forman or his beneficiaries upon termination in various circumstances as described above, assuming termination on December 31, 2017.

Mr. Forman—Presumed December 31, 2017 Termination Date

	Voluntary				Not-for-
	(including				Cause or for	Change-in-
Type of Compensation	Retirement)	Disability	Death	For Cause	Good Reason	Control
Cash Severance Benefit(1)	$900,000	$900,000	$900,000	$900,000	$1,900,000	$900,000
Restricted Stock Units (RSUs)(2)	$—	$430,381	$430,381	$—	$430,381	$430,381
SARs(3)	$—	$—	$—	$—	$—	$—
Benefit Restoration/Bonus Recognition	$—	$—	$—	$—	$—	$—
Pension/SERP Lump Sum(4)	$—	$—	$—	$—	$—	$—
Savings Plan Benefit(5)	$—	$—	$—	$—	$—	$—
Continuation of Insurance Benefits	$—	$—	$—	$—	$—	$—
Tax gross-up	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(6)	$—	$—	$—	$—	$—	$—
Sub-Total	$900,000	$1,330,381	$1,330,381	$900,000	$2,330,381	$1,330,381
Less: accumulated benefit restoration/bonus recognition account and vested pension and savings plan benefits	$—	$—	$—	$—	$—	$—
Amount Triggered due to Termination	$900,000	$1,330,381	$1,330,381	$900,000	$2,330,381	$1,330,381

(1)

Under the Forman Employment Agreement, upon a termination of employment by the Company other than “cause” or “disability” or by Mr. Forman for “good reason,” he is entitled to the Severance Payment equal to $1,000,000. In addition, because Mr. Forman remained employed through the end of fiscal year 2017, he was eligible for a guaranteed Annual Cash Incentive of at least $900,000. For purposes of this table, the guaranteed Annual Cash Incentive has been included as a cash severance benefit.

(2)

Value of the accelerated vesting is calculated by multiplying the closing market price of our Class A Common Stock on December 29, 2017 ($8.93 per share) by the number of units. December 29, 2017 was the last trading day of our fiscal year, which ended on December 31, 2017. Mr. Forman has outstanding RSUs under two separate agreements. On February 14, 2017, Mr. Forman received 25,125 RSUs, all of which were unvested as of December 31, 2017. These RSUs are scheduled to vest in two equal annual installments on January 24, 2018 and January 24, 2019, based on continued service but are subject to full accelerated vesting pursuant to the Forman Employment Agreement upon his termination of employment on account of death or “disability,” by the Company without “cause,” or by Mr. Forman for “good reason” (as such terms are defined in the Forman Employment Agreement). On February 23, 2017, Mr. Forman received 23,070 RSUs, all of which were unvested as of December 31, 2017. These RSUs are scheduled to vest in three annual installments beginning on March 1, 2018, based on continued service but are subject to full accelerated vesting pursuant to the Forman Employment Agreement upon Mr. Forman's termination of employment on account of death or “disability,” by the Company without “cause,” or by Mr. Forman for “good reason” (as such terms are defined in the Forman Employment Agreement). Upon a “change in control” (as defined in the Amended and Restated 2012 Incentive Plan), all outstanding RSUs will become fully vested pursuant to the default terms of the Amended and Restated 2012 Incentive Plan. During his service as a non-employee director, on September 26, 2016, Mr. Forman received, and elected to defer the receipt of, 4,500 shares of our Class A Common Stock.  These shares are fully vested and have not been included.

(3)	Mr. Forman does not hold any SARs.

(4)	Mr. Forman does not participate in the Pension Plan or the SERP, which benefits were closed to new participants prior to Mr. Forman's commencement of employment with the Company.

(5)	While Mr. Forman participates in the 401(k) Plan, there were no Company matching contributions or supplemental contributions in 2017.

(6)	Mr. Forman received a 2017 Cash L-TIP in February 2017 with a target value of $1,234,695 but voluntarily agreed to the forfeiture of his 2017 Cash L-TIP. Mr. Forman holds no other Cash L-TIP awards.

The following table sets forth quantitative information with respect to potential payments to each of the NEOs (or the NEO’s beneficiaries) other than Mr. Forman, Mr. Talamantes and Mr. Hendricks upon termination in various circumstances as described above, assuming termination on December 31, 2017.

NEOs Other Than Messrs. Forman, Talamantes and Hendricks

—Presumed December 31, 2017 Termination Date

	Voluntary				Not-for-
	(including			For	Cause or for	Change-in-
Name / Type of Compensation	Retirement)	Disability	Death	Cause	Good Reason	Control
Elaine Lintecum
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
Retention Cash Award(2)	$—	$475,000	$475,000	$—	$475,000	$—
RSUs(3)(4)	$193,781	$193,781	$193,781	$—	$193,781	$193,781
SARs(5)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(6)(7)	$67,017	$67,017	$67,017	$—	$67,017	$67,017
Total	$260,798	$735,798	$735,798	$—	$735,798	$260,798
Tim Grieve
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
Retention Cash Award(2)	$—	$400,000	$400,000	$—	$400,000	$—
RSUs(3)(4)	$—	$91,443	$91,443	$—	$91,443	$91,443
SARs(5)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(6)(7)	$—	$—	$—	$—	$—	$—
Total	$—	$491,443	$491,443	$—	$491,443	$91,443
Billie McConkey
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
Retention Cash Award(2)	$—	$440,000	$440,000	$—	$440,000	$—
RSUs(3)(4)	$—	$167,795	$167,795	$—	$167,795	$167,795
SARs(5)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(6)(7)	$—	$53,583	$53,583	$—	$—	$—
Total	$—	$661,378	$661,378	$—	$607,795	$167,795
Mark Zieman
Cash Severance Benefit(1)	$—	$—	$—	$—	$—	$—
Retention Cash Award(2)	$—	$675,000	$675,000	$—	$675,000	$—
RSUs(3)(4)	$277,098	$277,098	$277,098	$—	$277,098	$277,098
SARs(5)	$—	$—	$—	$—	$—	$—
Cash L-TIP Awards(6)(7)	$98,717	$98,717	$98,717	$—	$98,717	$98,717
Total	$375,815	$1,050,815	$1,050,815	$—	$1,050,815	$375,815

(1)

Only Mr. Forman and Mr. Talamantes are parties to an employment agreement that entitled them or will entitle them to receive severance payments and continued benefits upon certain terminations of employment, as described above. This table does not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including without limitation payments with respect to accrued but unused vacation.

(2)

Each of the NEOs, other than Mr. Forman and Mr. Talamantes, received a Retention Cash Award, which will vest and become payable if the NEO's employment is terminated due to (i) death, (ii) “disability” (as defined in the Retention Plan), or (iii) (A) an involuntary termination without "cause" or resignation of "good reason" (each as defined in the Retention Plan), provided the NEO (B) executes, delivers and does not revoke a waiver and release agreement within 45 days of the termination date.

(3)

Value of the accelerated vesting is calculated by multiplying the closing market price of our Class A Common Stock on December 29, 2017 ($8.93 per share) by the number of units. December 29, 2017 was the last trading day of our fiscal year, which ended on December 31,  2017.

(4)

Both Ms. Lintecum and Mr. Zieman have accumulated 10 or more continuous years of service and are age 55 or older, and their respective outstanding, unvested RSUs will become fully vested upon their termination of employment. Each of Ms. McConkey and Mr. Grieve  has not accumulated 10 or more continuous years of service and is not yet age 55 or older.

(5)	None of the NEOs held outstanding, unvested SARs as of December 31, 2017.

(6)

Value represents partial, pro-rated vesting of each of the NEOs’ 2016 Cash L-TIPs, if any. No value is attributable to any partial, pro-rated vesting of the 2017 Cash L-TIPs, which were forfeited in September 2017.

(7)

Both Ms. Lintecum and Mr. Zieman have accumulated 10 or more continuous years of service and are age 55 or older and upon termination of employment are eligible for a pro-rated payment with respect to the Cash L-TIP award for each year in the performance cycle that the holder remained employed and that the Company met certain FCF budget thresholds. Each of Ms. McConkey and Mr. Grieve has not accumulated 10 or more continuous years of service and is not yet age 55 or older. This pro-rated payment is only paid upon a qualifying termination of employment and is not a single trigger, change in control payment.

The following table sets forth quantitative information with respect to payments to Mr. Talamantes and Mr. Hendricks upon their terminations of employment.  As discussed above, on January 25, 2017, Mr. Talamantes left the Company and his end of service was treated as a termination without “cause” under the Talamantes Employment Agreement.  Mr. Hendricks departed from the Company, effective November 30, 2017, and his end of service was treated as a resignation for “good reason” or a “retirement,” as applicable, under his existing agreements with the Company.

Mr. Talamantes and Mr. Hendricks

—Actual Termination Date

Not-for-
Cause or for
Name / Type of Compensation	Good Reason
Patrick Talamantes (1)
Cash Severance Benefit(2)	$1,498,846
Retention Cash Award	$—
RSUs(3)	$504,504
SARs(4)	$—
Cash L-TIP Awards(5)	$—
Total	$2,003,350
Christian Hendricks (6)
Cash Severance Benefit(7)	$—
Retention Cash Award(8)	$465,000
RSUs(9)	$192,495
SARs(4)	$—
Cash L-TIP Awards(5)	$130,793
Total	$788,288

(1)

Mr. Talamantes left the Company on January 25, 2017, and his end of service was treated as a termination without “cause” under the Talamantes Employment Agreement. In accordance with Instruction 4 to Item 402(j), this table only includes disclosure for the actual triggering event that occurred.

(2)

Under the Talamantes Employment Agreement, upon a termination of employment by the Company other than “cause,” Mr. Talamantes was entitled to a severance payment equal to one and one-half (1.5) times his annual base salary as of the date of termination, which was $900,000 as of his termination date and a payment in lieu of notice. This table does not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including without limitation payments with respect to accrued but unused vacation.

(3)

This amount represents the total value of the shares that were acquired upon vesting of Mr. Talamantes’ 42,900 outstanding RSUs in connection with his termination of employment on January 25, 2017. The value was calculated by multiplying the closing market price of our Class A Common Stock on January 25, 2017 ($11.76 per share) by the number of shares of stock. The RSUs vested and were valued for this purpose as of January 25, 2017 but were delivered on August 1, 2017, the first day of the seventh month following Mr. Talamantes’ termination of employment, pursuant to the terms of the applicable RSU award agreements.

(4)	Neither Mr. Talamantes nor Mr. Hendricks held outstanding, unvested SARs as of December 31, 2017.

(5)

Mr. Talamantes was not eligible to receive any partial, pro-rated vesting of his 2015 Cash L-TIP grant and 2016 Cash L-TIP grant. For Mr. Hendricks, the value represents partial, pro-rated vesting of his 2016 Cash L-TIP grant.

(6)

Mr. Hendricks departed from the Company, effective November 30, 2017 and his end of service was treated as a resignation for “good reason” or a “retirement,” as applicable, under his existing agreements with the Company. In accordance with Instruction 4 to Item 402(j), this table only includes disclosure for the actual triggering event that occurred.

(7)

Mr. Hendricks was not eligible to receive any cash severance benefit.  This table does not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including without limitation payments with respect to accrued but unused vacation.

(8)

Mr. Hendricks received a Retention Cash Award which vested and became payable if his employment was terminated due to (i) death, (ii) disability (as defined in the Retention Plan), or (iii)(A) an involuntary termination without “cause” or resignation for “good reason” (each as defined in the Retention Plan), provided he (B) executes, delivers and does not revoke a waiver and release agreement within 45 days of the termination date.

(9)

This amount represents the total value of the shares that were acquired upon vesting of Mr. Hendricks’ 13,780 RSUs and 5,000 Retention RSUs in connection with his termination of employment on November 30, 2017. The value was calculated by multiplying the closing market price of our Class A Common Stock on November 30, 2017 ($10.25 per share) by the number of shares of stock. The RSUs and Retention RSUs that vested in connection with Mr. Hendricks’ termination of employment were valued for this purpose as of November 30, 2017, and the RSUs (other than the Retention RSUs) will be delivered on the first day of the seventh month following Mr. Hendricks’ termination of employment, pursuant to the terms of the applicable RSU award agreements.

Compensation Committee Interlocks and Insider Participation

During January 2017, Mr. Forman served as chairman of the Compensation Committee until he resigned prior to his appointment as President and CEO of the Company.  Following Mr. Forman’s resignation from the Compensation Committee, Mr. Leroy Barnes, Jr. served as acting chairman until May 17, 2017 and Dr. Theodore Mitchell served as chairman thereafter. Ms. Molly Maloney Evangelisti, and Mr. Clyde Ostler served as members of the Compensation Committee. None of these individuals was an officer or employee of McClatchy at any time during fiscal year 2017 while serving on the Compensation Committee. No executive officer of McClatchy has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or Compensation Committee of McClatchy.

Certain Relationships and Related Transactions

Our Audit Committee is responsible for reviewing and approving the terms of all related party transactions. The Company’s policy for the review, approval or ratification of related party transactions states that the Audit Committee must review any related party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Related persons include executive officers, directors and director nominees of the Company or their immediate family members or shareholders owning 5% or greater of the Company’s securities. McClatchy currently has no related party transactions.

REPORT OF THE AUDIT COMMITTEE

During 2017, Leroy Barnes, Jr. served as the chair and Elizabeth Ballantine and Clyde Ostler served as members of the Audit Committee. From January 1, 2017 until May 17, 2017, Frederick R. Ruiz served on the Audit Committee until his retirement, at which time Maria Thomas joined the Committee.  Each of the members of the Audit Committee was independent (as that term is defined under the NYSE American’s current listing standards). The Board of Directors designated Mr. Barnes and Mr. Ostler as the 2017 “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S- K. The Board of Directors has adopted a written charter for the Audit Committee, which was most recently reviewed on January 24, 2018. Among other things, the Audit Committee:

•	appoints and oversees the work of the independent auditors and reviews and recommends to the Board the discharge, if necessary, of the independent auditors;

•

pre-approves (or may subsequently approve where permitted under the rules of the SEC) engagements of the independent auditors to perform audit or non-audit services, including by establishing preapproval policies and procedures;

•	reviews the independence of the independent auditors, including setting hiring policies for employees or former employees of the independent auditors;

•

discusses with McClatchy’s independent auditors the financial statements and audit findings, including discussions with management and McClatchy’s independent auditors regarding any significant changes in the audit plan and difficulties or disputes with management encountered during the audit;

•	reviews with management and the independent auditors McClatchy’s annual SEC filings;

•	reviews with the independent auditors and the director of internal auditing the adequacy of McClatchy’s internal accounting controls;

•

reviews with management and the director of internal auditing significant findings during the year and management’s response to those findings, any difficulties encountered in the course of the internal audits and any changes in the scope of the internal audit plan;

•	generally discusses earnings press releases as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•	establishes and reviews codes of conduct; and

•	establishes procedures for receiving, retaining and treating complaints and concerns with regard to accounting, internal accounting controls or auditing matters.

In this context, the Audit Committee hereby reports as follows:

•	it has reviewed and discussed the audited financial statements with management;

•

it has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	it has discussed with the independent auditors the auditors’ independence; and

•

it has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

In evaluating the independence of the independent auditors, the Audit Committee has considered any non-audit services provided by the independent auditors to the Company and has considered the independent auditor’s tenure as the McClatchy’s auditor. The Audit Committee also has retained the independent auditor as McClatchy’s independent auditor for fiscal year 2018, and the Audit Committee and the Board of Directors have recommended that shareholders ratify the independent auditor’s appointment.

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in McClatchy’s Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted by the members of the Audit Committee of McClatchy.

LEROY BARNES, Jr., Chair
ELIZABETH BALLANTINE
CLYDE OSTLER
MARIA THOMAS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires McClatchy’s directors, executive officers, and beneficial owners of more than 10% of McClatchy’s Class A Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of McClatchy. Such officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish McClatchy with all Section 16(a) forms that they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based on our review of the forms that we received during the fiscal year ended December 31, 2017, no director, executive officer, or beneficial owner of more than 10% of McClatchy’s Class A Common Stock failed to timely file the forms required by Section 16(a) of the Exchange Act except for the following: each of Craig Forman, Mark Zieman, Elaine Lintecum, Billie McConkey, Tim Grieve, Scott Manuel, Andy Pergam and Terry

Geiger filed one late Form 4 each reporting one transaction; and William McClatchy who filed one late Form 4 on October 20, 2017 reporting three transactions.

OTHER MATTERS

The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters set forth above, but if other matters properly come before the meeting, your proxy holders will vote on the matters in accordance with their best judgment.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations, 2100 Q Street Sacramento, California 95816, (916) 321-1931

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement Proposals.

Shareholder proposals to be presented at McClatchy’s 2019 Annual Meeting of Shareholders must be received at the Corporate Secretary’s office, 2100 Q Street, Sacramento, California 95816, no later than December 3, 2018, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

Other Shareholder Proposals and Nominations.

Our By-Laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the proxy statement for that meeting. Under our By-Laws, nominations for director or other business proposals to be addressed at our 2019 Annual Meeting of Shareholders may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no earlier than the close of business on January 17, 2019 and no later than the close of business on February 16, 2019. The notice must contain the information required by the By-Laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. We will seek discretionary authority in our proxy for our 2019 Annual Meeting of Shareholders to vote on any matter that may be considered at the meeting as to which we do not have notice prior to February 16, 2019.

April 2, 2018	By Order of the Board of Directors

Billie S. McConkey, Corporate Secretary

THE MCCLATCHY COMPANY P.O. BOX 15779 SACRAMENTO, CA 95852

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E25598-P86698	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MCCLATCHY COMPANY		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends that you vote FOR the following:					number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees:
01) Elizabeth Ballantine
02) Anjali Joshi
03) Maria Thomas

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy's independent registered public accounting firm for the 2018 fiscal year.					☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E25599-P86698

THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 17, 2018 9:00 AM Local Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Craig Forman and Billie McConkey, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Local Time on May 17, 2018, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.1

THE MCCLATCHY COMPANY P.O. BOX 15779 SACRAMENTO, CA 95852

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E25596-P86698	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE MCCLATCHY COMPANY		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends that you vote FOR the following:					number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees:
	01) Leroy Barnes, Jr.	06) William B. McClatchy
	02) Molly Maloney Evangelisti	07) Theodore R. Mitchell
	03) Craig I. Forman	08) Clyde W. Ostler
	04) Brown McClatchy Maloney	09) Vijay Ravindran
05) Kevin S. McClatchy
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as McClatchy's independent registered public accounting firm for the 2018 fiscal year.					☐	☐	☐

NOTE: Whether or not you provide voting directions, your proxy, when properly executed, will be voted in discretion of the proxy holders upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E25597-P86698

THE MCCLATCHY COMPANY Annual Meeting of Shareholders May 17, 2018 9:00 AM Local Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Craig Forman and Billie McConkey, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B Common Stock of THE MCCLATCHY COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Local Time on May 17, 2018, in the Vizcaya Pavilion, 2019 21st Street, Sacramento, California 95818, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.1